                                                                   EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                          PRINCIPAL HEALTH CARE, INC.,

                               PHC MERGING COMPANY

                                       and

                              THE ADMAR GROUP, INC.

                                October 27, 1995

                                TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----

ARTICLE I                 THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.3     Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.4     Effect on Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.5     Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.6     No Further Ownership Rights in Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.7     Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE II                REPRESENTATIONS AND WARRANTIES
                          OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.1     Organization, Standing and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.2     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.3     No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.4     Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.5     Governmental Authorization and Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.6     Leasehold Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.7     Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.8     Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.9     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.10    No Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.11    SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.12    Information Supplied . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.13    Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.14    Trademarks, Patents and Other Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.15    Proprietary Information of Third Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.16    Actions and Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.17    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.18    Employee Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.19    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.20    Provider Relationships, Contracts and Agreements . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.21    Conflicts of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.22    Medicare/Medicaid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.23    Activities of Providers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.24    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.25    Construction in Progress.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         2.26    No Liability For The Cost of Health Care Services  . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE III               REPRESENTATIONS AND WARRANTIES

                          OF PARENT AND ACQUISITION SUB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.1     Organization, Standing and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.3     No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30




                                       i.

         3.4     No Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.5     Information Supplied . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.6     Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.7     Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

      ARTICLE IV       COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         4.1     Covenants of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 (a)      Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 (b)      Dividends; Changes in Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 (c)      Issuance of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 (d)      Governing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 (e)      No Other Bids . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 (f)      No Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (g)      No Dispositions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (h)      Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (i)      Benefit Plans, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (j)      Employee Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (k)      Lease Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (l)      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (m)      Provider and Payor/Customer Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (n)      Other Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (o)      Legal Fee Billing Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (p)      Business Activity Involving Certain Provider
                          Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.2     Covenants of Parent and Acquisition Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

      ARTICLE V                 ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.1     Preparation of Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.2     Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.3     Legal Conditions to Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.4     Options, Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.5     Break-Up Fee; Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.6     Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.7     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.8     Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.9     Solicitation and Hiring Employees of the Company.  . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.10    Directors and Officers Liability Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

      ARTICLE VI       CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         6.1     Conditions to Each Party's Obligation to Effect the
                 Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 (a)      Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 (b)      Hart-Scott-Rodino Act.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 (c)      Other Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 (d)      No Injunctions or Restraints  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

         6.2     Conditions to Obligation of Parent and Acquisition
                 Sub to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                                       ii.

                 (a)      Representations and Warranties and Performance of Agreements  . . . . . . . . . . . . . . .  46
                 (b)      Officers' Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (c)      Secretary's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 (d)      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 (e)      Opinion of Counsel for the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 (f)      Additional Certificates and Documents . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 (g)      Resignations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 (h)      Limited Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 (i)      Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 (j)      Escrow Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 (k)      Surrender of Options and Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 (l)      Waiver of Humana Right of First Refusal and Surrender of Warrants . . . . . . . . . . . . .  52
                 (m)      Receipt of Interim Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 (n)      Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 (o)      No Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 (p)      DISCorp License . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 (q)      Sunwest Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 (r)      Amended Provider Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 (s)      Release of Security Interest in Image Financial . . . . . . . . . . . . . . . . . . . . . .  54
                 (t)      Florida Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                 (u)      Louisiana Qualification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         6.3     Conditions to Obligation of the Company to Effect  the Merger  . . . . . . . . . . . . . . . . . . .  54
                 (a)      Representations and Warranties and Performance of Agreements  . . . . . . . . . . . . . . .  54
                 (b)      Officers' Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                 (c)      Secretary's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                 (d)      Additional Certificates and Documents . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                 (e)      Opinion of Counsel for Parent and Acquisition Sub . . . . . . . . . . . . . . . . . . . . .  55
                 (f)      Ancillary Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

      ARTICLE VII      TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         7.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         7.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         7.3     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         7.4     Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         7.5     Procedure for Termination, Amendment, Extension or
                 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

      ARTICLE VIII     GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         8.1     Nonsurvival of Representations, Warranties and Agreements  . . . . . . . . . . . . . . . . . . . . .  58
         8.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         8.3     Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60


                                      iii.

         8.4     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         8.5     Entire Agreement; No Third Party Beneficiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         8.6     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         8.7     Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         8.8     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         8.9     Gross Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         8.10    Knowledge of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61



SCHEDULE OF EXHIBITS

A-1      ESCROW AGREEMENT I
A-2      ESCROW AGREEMENT II
B        MANAGEMENT LEVEL EMPLOYEES
C        EMPLOYMENT AGREEMENT (RICHARD TORAL)
D-1      OPINION (COOLEY GODWARD)
D-2      OPINION (GREENBERG TRAURIG)
E        OPINION (ROBERT MRIZEK)

                                       iv.

                 AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of October 27, 1995, among PRINCIPAL HEALTH CARE, INC., an Iowa corporation ("PARENT"), PHC MERGING COMPANY, a Florida corporation ("ACQUISITION SUB") and THE ADMAR GROUP, INC., a Florida corporation (the "COMPANY").

                                  R E C I T A L

                 WHEREAS, the Boards of Directors of Parent, Acquisition Sub and the Company have approved the merger of Acquisition Sub with and into the Company (the "MERGER"), on the terms and conditions of this Agreement.

                                A G R E E M E N T

                 NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

                 1.1 Effective Time of the Merger. The Merger shall become effective upon the filing of articles of merger of Acquisition Sub and the Company (the "ARTICLES OF MERGER") with the Department of State of the State of Florida (the "EFFECTIVE TIME"). Acquisition Sub and the Company shall execute, and if necessary re-execute, the Articles of Merger (which shall be in form and substance reflective of the terms of this Agreement and reasonably acceptable to the Company, Parent and Acquisition Sub and approved by the Company's Florida counsel as consistent with the opinion set forth in Section 6.2(e)) and such other certificates and documents as are necessary to effect the filing of the Articles of Merger with the Department of State of Florida. Promptly after the Closing described in Section 1.2, Parent and Acquisition Sub shall cause the Articles of Merger to be filed with the Department of State of Florida as provided in Section 607.1105 of the Florida 1989 Business Corporation Act.

                 1.2 Closing. The closing of the Merger (the "CLOSING") shall take place at 10:00 a.m. on the second business day after the date on which all of the conditions set forth in Sections 6.1, 6.2 and 6.3 shall have been satisfied or waived, at the offices of Epstein Becker & Green, P.C., 1227 25th Street, N.W., Washington, D.C. 20037, or at such other place and time or on such other date, as the parties shall mutually agree in writing (the "CLOSING DATE"). Subject to the provisions of Article VII hereof, the failure to consummate the transactions contemplated hereby on the dates and times or at the places indicated in this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any of its obligations hereunder.

                 1.3      Effects of the Merger.

                          (a) At the Effective Time, (i) Acquisition Sub shall
be merged with and into the Company (which shall hereinafter sometimes be referred to as the "SURVIVING CORPORATION"), with the Articles of Incorporation of Acquisition Sub becoming the Articles of Incorporation of the Surviving Corporation, amended to provide that Article First shall read in its entirety, "FIRST: The name of the corporation is The Admar Group, Inc.," (ii) the By-Laws of Acquisition Sub in effect immediately before the Effective Time shall be the By-Laws of the Surviving Corporation and (iii) the directors and officers of Acquisition Sub holding such positions immediately before the Effective Time shall be the directors and officers of the Surviving Corporation.

                          (b) From and after the Effective Time, the Merger
shall have all the effects provided by applicable law.

                                       2.

                  1.4 Effect on Capital Stock. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, $.005 par value, of the Company ("COMMON STOCK"),

                                  (i) each share of Common Stock owned directly
or indirectly by Parent or the Company or by any subsidiary of Parent (including Acquisition Sub) or the Company shall be canceled and no consideration shall be paid for such Common Stock;

                                  (ii) each issued and outstanding share of the
capital stock of Acquisition Sub shall be converted into one fully paid and nonassessable share of the same class and series of capital stock of the Surviving Corporation; and

                                  (iii) subject to Sections 1.4(b) and 1.4(c),
each issued and outstanding share of Common Stock (other than shares to be canceled or issued in accordance with Sections 1.4(a)(i)or 1.4(a)(ii)) shall be converted into the right to receive $2.25 per share in cash, in immediately available funds, without interest.

                          (b) If, between the date of this Agreement and the
Effective Time, the outstanding shares of Common Stock shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a dividend on the Common Stock shall be declared and payable in Common Stock, the conversion ratio of Section 1.4(a)(iii) shall be correspondingly adjusted.

                          (c) Any issued and outstanding shares of Common Stock
held by a shareholder of the Company who duly objects to the Merger and demands payment of the fair value of his Common Stock and otherwise duly perfects his dissenters' rights under Section 607.1320 of the 1989 Florida Business Corporation Law or Chapter 13 under the California General Corporation Law (a "DISSENTING SHAREHOLDER") shall not be converted as described in Section 2.4(a)(iii) but shall become the right to receive such consideration as may be determined

                                       3.

to be due to such Dissenting Shareholder pursuant to the laws of the State of Florida or California. If a Dissenting Shareholder shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, his shares of Common Stock shall be converted, as of the Effective Time, into the right to receive the amount specified in Section 1.4(a)(iii).

                 1.5 Exchange of Certificates. At the Closing, Parent shall enter into an agreement, in form and substance reasonably acceptable to Parent and the Company (the "PAYING AGENT AGREEMENT"), with a paying agent reasonably acceptable to the Company (the "PAYING AGENT"). As soon as practicable after the Effective Time, the Surviving Corporation shall mail to each holder of record of Common Stock other than the Company, Parent and any subsidiary of the Company or Parent, including Acquisition Sub, (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such holder's Common Stock (the "CERTIFICATES") shall pass, only upon delivery of the Certificates to the Paying Agent, which letter of transmittal shall be in such form and have such other provisions as shall be required for the surrender of the Certificates in exchange for the amount of cash specified in Section 1.4(a)(iii). Upon surrender of a Certificate(s) for cancellation to the Surviving Corporation or the Paying Agent, together with such letter of transmittal, duly executed, and/or such other documents as may be required by the Paying Agent, the holder of such Certificate(s) shall be entitled to receive in exchange the amount of cash into which the shares of Common Stock theretofore represented by the Certificate(s) shall have been converted, and the Certificate(s) so surrendered shall be canceled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate(s). If a transfer of ownership of Common Stock is not registered in the transfer records of the Company, payment of the proper amount of cash may be issued to a transferee if the Certificate(s) representing such Common Stock is presented to the Paying Agent, accompanied by all

                                       4.

documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section, each Certificate shall at any time after the Effective Time represent only the right to receive upon such surrender the amount of cash specified in Section 1.4(a)(iii). Any funds deposited with the Paying Agent that remain unclaimed by the former shareholders of the Company one year after the Effective Time shall be paid to the Surviving Corporation upon demand to be held for the benefit of the former shareholders of the Company until they surrender their respective certificates in accordance with this
Section 1.5, or until such funds shall otherwise escheat pursuant to applicable laws, whichever shall first occur.

                 1.6 No Further Ownership Rights in Common Stock. After the Effective Time, the shareholders of the Company shall cease to have any further rights as holders of such shares of Common Stock, other than the right to payment from the Paying Agent pursuant to the terms of this Agreement upon the surrender of their Certificate(s). There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock which were outstanding immediately prior to the Effective Time.

                 1.7 Transfer Taxes. At the Effective Time, any transfer taxes, stamp duties, filing fees, registration fees, recordation expenses, escrow fees or other similar taxes, fees, charges or expenses, related to the securities of the Company and incurred by the Company or its shareholders and necessary to effect the Merger shall be borne and paid exclusively by Parent, except as otherwise provided by the escrow agreements annexed hereto as Exhibits A-1 and A-2 ("ESCROW AGREEMENT I" and "ESCROW AGREEMENT II", respectively, or the "ESCROW AGREEMENTS", collectively) or the Paying Agent Agreement.

                                   ARTICLE II

                                       5.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 Subject to Section 6.2(a) of this Agreement, the following enumerated provisions of this Article II constitute representations and warranties made by the Company to Parent and Acquisition Sub, as modified by the documents delivered contemporaneously herewith, each of which is initialed and dated by the representatives of Parent and Acquisition Sub executing this Agreement, and each of which is labelled as a "Schedule" which is further identified by a number corresponding to the section number of the representation and warranty it is intended to modify (the "COMPANY SCHEDULES(S)"). Company Schedules initialled and dated as of the date of this Agreement (the "ORIGINAL SCHEDULES"), may be amended, and additional Schedules incorporated in this Agreement as Company Schedules (all such amendments and additional Company Schedules to be hereinafter referred to as "SUBSEQUENT COMPANY SCHEDULES"), only by the written consent of Parent and Acquisition Sub. Parent and Acquisition Sub agree to give such written consent, provided that the Closing Date shall be delayed for such time as may be requested by Parent to allow Parent and Acquisition Sub a reasonable period of time before the Closing in which to evaluate the effect of the proposed Subsequent Company Schedules and their compliance with Section 6.2(a), below, and provided further that no proposed Subsequent Company Schedule, individually, or when aggregated with all previously adopted Subsequent Company Schedules, if treated as inaccuracies or omissions in the Company's representations and warranties, as modified by the Original Company Schedules, would result in a breach under Section 6.2(a). Unless the representations and warranties of the Company which are set forth below expressly provide to the contrary, they shall be deemed given as of the date of this Agreement.

                                       6.

                 2.1 Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined in Section 2.2 hereof) (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite power and authority under corporate law to own, lease and operate its properties and to carry on its business as now being conducted, and (b) is duly qualified and in good standing in each and every jurisdiction in which the operation of its business or the ownership or leasing of its properties makes such qualification necessary, and (c) has delivered to Parent and Acquisition Sub complete and correct copies of the Articles of Incorporation and By-Laws of the Company and each of its Subsidiaries as amended to the date hereof, and (d) conducts its business(es) only within states of the United States of America.

                 2.2 Subsidiaries. Schedule 2.2 identifies each subsidiary of the Company, its State of incorporation, the States in which it is qualified to do business as a foreign corporation and the percentage ownership by the Company thereof (each a "SUBSIDIARY" and together, the "SUBSIDIARIES") and, except as set forth in Schedule 2.2, neither the Company nor any Subsidiary (i) owns of record or beneficially, directly or indirectly, any shares of capital stock or securities convertible into capital stock of any other corporation or any participating interest in any partnership, joint venture or other business enterprise; or (ii) controls, directly or indirectly, any other entity.

                 2.3 No Breach. Except as set forth on Schedule 2.3, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) violate any provision of the Articles of Incorporation or by-laws of the Company or any Subsidiary; (ii) violate, conflict with or result in the breach or termination of, or constitute an amendment to, or otherwise give any person or entity the right to terminate, or constitute (or with due notice or lapse of time or both

                                       7.

would constitute) a default (by way of substitution, novation or otherwise) under the terms of, any contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective assets or properties are bound or affected; (iii) result in the creation of any lien, mortgage, claim, charge, security interest, encumbrance, restriction or limitation upon the properties or assets of the Company or any Subsidiary pursuant to the terms of any contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation; (iv) violate any judgment, order, injunction, decree or award of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "GOVERNMENTAL ENTITY"), or any arbitrator, against, or binding upon, the Company; (v) constitute a violation by the Company or any Subsidiary of any statute, law, rule or regulation of any jurisdiction as such statute, law, rule or regulation relates to the Company or any Subsidiary or any of their respective securities, properties, assets or business or to any of their respective securities, properties, assets or businesses; or (vi) violate any Permit (as defined in Section 2.5).

                 2.4 Title to Properties. The Company and its Subsidiaries have good and marketable title to their respective properties and assets reflected as owned by them on the unaudited consolidated financial statements included in the Company's Form 10-QSB for the quarter ended July 31, 1995 (the "SECOND QUARTER 10-QSB") or acquired since the date of such financial statements (other than properties and assets disposed of in the ordinary course of business since the date of such financial statements and individually having a value or sales price of less than $25,000), and all such properties and assets are free and clear of any and all liens, mortgages, claims, charges, security interests or other encumbrances, except for liens reflected in the Second Quarter 10-QSB and liens for current taxes not yet due and payable (collectively,

                                       8.

"LIENS"). Schedule 2.4 sets forth a list of all items of real and personal property owned by the Company and each Subsidiary having a net book value of Twenty-Five Thousand Dollars ($25,000) or more.

                 2.5 Governmental Authorization and Compliance with Laws. Except as set forth in Schedule 2.5, to the Company's knowledge the businesses of the Company and its Subsidiaries have been operated in compliance with all laws, ordinances, regulations and orders of all Governmental Entities, including without limitation, state insurance and other laws regulating preferred provider organizations and third party administrators. Except as set forth in Schedule 2.5, to the Company's knowledge the Company and its Subsidiaries have all permits, certificates, licenses, approvals and other authorizations necessary for the operation of their businesses as currently conducted (collectively, "PERMITS"), all of which are listed on Schedule 2.5, including without limitation, Permits required under state insurance and other laws regulating exclusive provider organizations, preferred provider organizations, medical utilization review organizations, third party administrators, insurance agencies, brokers and telemarketers, and no notice has been received, no investigation or review is pending and, to the knowledge of the Company, no investigation or review is threatened explicitly by any Governmental Entity (i) with respect to any alleged violation by the Company or any of its Subsidiaries of any law, ordinance, regulation, order, published policy or guideline of any Governmental Entity, or (ii) with respect to any alleged failure to have all Permits. Except as set forth in Schedule 2.5 hereto, no proceeding is pending or, to the Company's knowledge, threatened explicitly, which can be reasonably expected to result in a suspension, revocation or denial to renew any Permit. To the Company's knowledge, all of the outstanding shares of the Company and its Subsidiaries have been issued in compliance with the registration requirements (or exemptions therefrom) of the Securities Act of 1933, as amended, and all applicable state securities laws. The parties

                                       9.

hereto agree that should Parent learn of and inform any of the Management Level Employees of the Company identified in Exhibit B, prior to the Effective Time, of a fact previously not known by the Company and relevant to this representation and warranty, the Company shall be deemed to have knowledge of such fact for purposes of this representation and warranty as of the date it was so informed by Parent. Should a Governmental Entity, prior to the Effective Time, explicitly assert to the Company or any Subsidiary that an act or omission has occurred, or a fact exists, which would otherwise constitute a breach of this representation and warranty, then the Company shall be deemed to have knowledge thereof for purposes of this Section 2.5 as of the time of such notification. Should the Company acquire knowledge from any third party source, regarding information that is relevant to the accuracy of this representation and warranty, then the Company shall be deemed to have knowledge of such information for purposes of this Section 2.5 as of the date of such receipt. With respect to matters as to which the Company obtains knowledge (as the Company's knowledge is defined in Section 8.10, below) subsequent to the date of this Agreement and prior to the Effective Time, as described above, application of the knowledge standard in this Section 2.5 is not intended to give the Company a defense against a claim of breach hereof merely because the Company did not have such knowledge at the time of this Agreement's execution.

                 2.6 Leasehold Interests. Schedule 2.6 sets forth a list identifying all real and personal property leased by the Company and each Subsidiary. Each lease or agreement to which the Company or any Subsidiary is a party under which it is a lessee of any property, real or personal, is a valid and subsisting agreement without any default of the Company or any Subsidiary and, to the knowledge of the Company, without any default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by the Company or any Subsidiary under

                                       10.

any such lease or agreement or, to the knowledge of the Company, by any other party thereto. The possession by the Company or its Subsidiaries of such property is not being disturbed and no claim is being asserted against the Company or any Subsidiary adverse to their respective rights in such leasehold interests.

                 2.7 Accounts Receivable. The accounts receivable of the Company reflected on its consolidated balance sheet dated July 31, 1995 set forth in the Second Quarter 10-QSB are actual and bona fide accounts receivable which arose in the ordinary and usual course of the business of the Company and its Subsidiaries, and represent valid obligations due to the Company and its Subsidiaries.

                 2.8 Capital Structure. The authorized capital stock of the Company consists solely of 20,000,000 shares of Common Stock. At the close of business two (2) business days preceding the date of this Agreement, 8,762,602 shares of Common Stock were outstanding (exclusive of treasury shares), and there were no other shares of capital stock or any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company's shareholders may vote ("VOTING DEBT") issued or outstanding. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Except for (i) employee stock options to purchase 436,136 shares of Common Stock, (ii) warrants to purchase 1,300,000 shares of Common Stock held by Humana Inc. and expiring ratably from December 17, 1995 through December 17, 1996, (iii) warrants to purchase 338,580 shares of Common Stock held by persons or entities other than Humana Inc., (iv) Humana Inc.'s right of first refusal to purchase 3,181,986 shares of Common Stock held by Richard H. Toral (the "RIGHT OF FIRST REFUSAL") and (v) the outstanding rights to purchase Common Stock under the Company's Employee Stock Purchase Plan, there are no options, warrants, calls, rights, commitments of agreements of any character to which the Company or any Subsidiary is a party

                                       11.

or by which it is bound obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Company or of any Subsidiary obligating the Company or any Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Schedule 2.8 sets forth a true and complete list, as of the date immediately preceding the date of this Agreement, of the holders of outstanding options or warrants (exclusive of publicly traded options or warrants), together with the exercise prices and expiration dates thereof. The outstanding shares of capital stock of each Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights and are owned by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever. No shares of Common Stock or warrants or options to purchase Common Stock are in escrow or held as security for any obligation of the Company or, to the Company's knowledge, any beneficial owner thereof.

                 2.9 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the shareholders of the Company, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to such approval by the shareholders of the Company, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

                 2.10 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect

                                       12.

to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a proxy statement with the Securities and Exchange Commission (the "SEC") in connection with the Merger and (ii) the consents and/or filings set forth on Schedule 2.10.

                 2.11 SEC Documents. The Company has furnished Parent and Acquisition Sub with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since February 1, 1994 (the "SEC DOCUMENTS"), which are all the documents (other than preliminary materials) that the Company was required to file with the SEC since that date. The SEC Documents, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the rules and regulations of the SEC thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, for the absence of notes thereto or as permitted by Form 10-QSB of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. The Company has not received any management letters or draft

                                       13.

management letters from its independent accountants regarding the internal operations of the Company with respect to any fiscal year since 1990.

                 2.12 Information Supplied. None of the information supplied by the Company for inclusion in the proxy statement to its shareholders for the adoption of the Merger (the "PROXY STATEMENT") will, at the date such information is filed with the SEC or mailed to holders of Common Stock or at the time of the shareholder vote on the Merger or at the Effective Time, contain any untrue statement of a material fact, and the Proxy Statement will not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, and shall otherwise comply with all applicable federal and state law.

                 2.13 Absence of Changes. Except as set forth on Schedule 2.13, since the date of the financial statements contained in the Second Quarter 10-QSB, (i) no customer or payor agreements have terminated or failed to renew, nor has any explicit notice been received by the Company or given by the Company that terminations or failures to renew will occur, which, singly or in the aggregate, have, had or can reasonably be expected to have, the effect of causing any single month's revenues of the Company and its Subsidiaries, taken as a whole, to decline five percent (5%) or more below the average monthly revenue reflected in the Second Quarter 10-QSB; (ii) neither within any of the counties of San Diego, Los Angeles or Orange of the State of California, nor within the aggregate of the remaining jurisdictions in which the Company or its Subsidiaries do business, has the Company's and its Subsidiaries', taken as a whole, roster of participating primary care physicians decreased by five percent (5%) or more, or by any number of primary care physicians who singly or in the aggregate generated more than five

                                       14.

percent (5%) of the dollar amount of claims submitted by all participating primary care physicians within the applicable area during the first two quarters of the Company's current fiscal year, nor has the Company or any Subsidiary received explicit notice that either of such decreases is likely to occur; (iii) neither within any of the counties of San Diego, Los Angeles or Orange of the State of California, nor within the aggregate of the remaining jurisdictions in which the Company or its Subsidiaries do business, has the Company's and its Subsidiaries', taken as a whole, roster of participating specialists decreased by ten percent (10%) or more, or by any number of specialist physicians who singly or in the aggregate generated more than ten percent (10%) of the dollar amount of claims submitted by all participating specialist physicians within the applicable area during the first two quarters of the Company's current fiscal year, nor has the Company or any Subsidiary received explicit notice that either of such decreases is likely to occur; (iv) neither within any of the counties of San Diego, Los Angeles or Orange of the State of California, nor within the aggregate of the remaining jurisdictions in which the Company or its Subsidiaries do business, has the Company's and its Subsidiaries', taken as a whole, roster of participating hospitals decreased by any number of hospitals which singly or in the aggregate generated more than five percent (5%) of the dollar amount of claims submitted by all participating hospitals within the applicable area during the first two quarters of the Company's current fiscal year, nor has the Company or any Subsidiary received explicit notice that any such decrease is likely to occur; and (v) none of the Company's or any Subsidiary's provider contracts ("PROVIDER CONTRACTS") have been amended except consistent with past practices and in the ordinary course of business. For the purposes of this Agreement, the term "Provider Contracts" shall mean any and all agreements, including oral agreements known to the Company, by and between the Company or any Subsidiary and health care providers, including, but not limited to, physicians, hospitals, professional corporations, independent

                                       15.

practice associations, medical groups, preferred provider organizations, physician-hospital organizations or provider networks, by which such health care providers agree to provide their services at negotiated rates to the Company's or any of its Subsidiary's customers or customer's covered individuals. The Company may avoid a breach under items (ii) through (iv), above, by demonstrating to the reasonable satisfaction of Parent that the loss of primary care physicians, specialist physicians or hospitals surpassing the limits set forth above have been offset by the addition of like providers who will, on terms equally advantageous to the Company or its Subsidiaries, serve the same geographic areas and population as the terminated providers and are reasonably likely to produce substantially the same dollar value of claims as those produced by the terminated providers.

                 2.14 Trademarks, Patents and Other Rights. Neither the Company nor any of its Subsidiaries owns any patents or patent applications. Schedule
2.14 sets forth a list of all trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, and all applications for such which are in the process of being prepared, are owned by, or are registered in the name of the Company and each Subsidiary, or of which the Company or any Subsidiary is a licensor or licensee (except for "off-the-shelf" computer software available at retail consumer stores), or in which the Company or any Subsidiary has any right, and in each case a brief description of the nature of such right. The Company and each Subsidiary owns or possesses adequate licenses or other rights to use all trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, and know how necessary to the conduct of their respective businesses as currently conducted (collectively, "INTELLECTUAL PROPERTY"). No claim is pending or, to the Company's knowledge, threatened explicitly, to the effect that the operations of the Company or any Subsidiary infringe upon or conflict with the asserted rights of any other person under any

                                       16.

Intellectual Property, and, to the Company's knowledge, there is no basis for any such claim (whether or not pending or threatened). To the knowledge of the Company, there is no infringement by others of the Intellectual Property of the Company or any Subsidiary. No claim is pending or, to the Company's knowledge, threatened, to the effect that any such Intellectual Property owned or licensed by the Company or any Subsidiary or which the Company or any Subsidiary otherwise has the right to use, is invalid or unenforceable by the Company or any Subsidiary, and the Company knows of no basis for any such claim (whether or not pending or threatened). Neither the Company nor any Subsidiary has granted or assigned to any other person or entity any right to sell or produce the products or proposed products or provide the services or proposed services of the Company or any Subsidiary. No officer, director, shareholder, or employee of the Company or any Subsidiary has an ownership interest in any of the trademarks or other rights set forth in Schedule 2.14.

                 2.15 Proprietary Information of Third Parties. To the Company's knowledge, no third party has claimed or has any reason to claim that any person employed by or serving as a consultant to the Company or any Subsidiary has: (i) violated or is violating any of the terms or conditions of his or her employment, non-competition, or non-disclosure agreement with such third party;
(ii) disclosed or is disclosing or utilized or is utilizing any trade secret or proprietary information or documentation of such third party; or (iii) interfered or is interfering in the employment relationship between such third party and any of its current or former employees. To the Company's knowledge, no third party has stated explicitly to the Company or any Subsidiary that such a claim is being contemplated. To the Company's knowledge, no person employed by or serving as a consultant to the Company or any Subsidiary has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, client, or other person to whom he/she owed a duty of confidentiality, in

                                       17.

connection with the development or sale of any product or proposed product or the development or sale of any service or proposed service of the Company or any Subsidiary.

                 2.16 Actions and Proceedings. Except as provided on Schedule 2.16, there are no claims, actions, suits, arbitrations, proceedings, investigations or inquiries, whether at law or in equity and whether or not before any Governmental Entity or arbitrator (collectively, "ACTIONS"), pending or, to the knowledge of the Company, threatened explicitly against, the Company or any Subsidiary or any of their respective officers, directors or employees in connection with their acts or omissions as employees, directors or officers, whether or not fully or partially covered by insurance, or which would give any person a right to indemnification by the Company or any Subsidiary, and there are no outstanding orders, writs, injunctions, awards, sentences or decrees of any Governmental Entity or arbitrator against the Company or any Subsidiary. Except as set forth on Schedule 2.16, there is no action or suit by the Company or any Subsidiary pending or contemplated against others. Other than as they relate to explicit threats that derive from customer complaints that were, at the time, subject only to the Company's or Subsidiaries' internal review and resolution process, the representations and warranties of this Section 2.16 are given as of July 31, 1995 and as of the date of this Agreement.

                 2.17 Tax Matters. The Company and each Subsidiary have timely filed all federal, state, county and local tax returns, estimates and reports (collectively, "RETURNS") required to be filed by them through the date hereof, copies of which have been delivered to Parent, which Returns accurately reflect the taxes the Company, based upon the advice of its tax experts, believes to have been due for the periods indicated, and have paid in full all income, gross receipts, value added, excise, property, franchise, sales, use, employment, payroll and other taxes of any kind whatsoever (collectively, "TAXES") shown to be due by such Returns,

                                       18.

or adequate reserves have been established with respect to any liabilities for Taxes accrued through July 31, 1995 and are reflected on the Company's unaudited consolidated balance sheet contained in the Second Quarter 10-QSB. The Company has no knowledge of any deficiency for Taxes proposed or threatened against the Company or any Subsidiary, and no taxing authority has raised any issue in writing with respect to the Company or any Subsidiary which, if adversely determined, would result in a liability for any Tax which has not been reserved against on the balance sheet contained in the Second Quarter 10-QSB for 1995. There are not in force any extensions with respect to the dates on which any Return was or is due to be filed by the Company or any Subsidiary or any waivers or agreements by the Company or any Subsidiary for the extension of time for the assessment or payment of any Taxes. Neither the Company nor any Subsidiary is currently being audited by any federal, state or local tax authority. The representations and warranties of this Section 2.17 are given as of July 31, 1995 and as of the date of this Agreement.

         2.18 Employee Compensation. Schedule 2.18 lists all employees of the Company and each Subsidiary who receive an annual salary of $50,000 or more, setting forth their respective titles and/or job classifications, salaries, deferred or bonus compensation arrangements, employee benefit plan enrollments, whether they are employed under contract or at will, and listing all employment contracts, including all oral employment contracts known to the Company, together with their respective expiration dates. Neither the Company nor any Subsidiary has at any time during the past five years nor, to the Company's knowledge, is there now threatened, a strike, picket, work stoppage, work slowdown, or other labor trouble or dispute, and the Company has no knowledge of any "Management Level Employee's" proposed resignation, as "Management Level Employee" is defined in Section 8.10, below. No employees are subject to any collective bargaining agreement with the Company or any Subsidiary. The

                                                                 19.

representations and warranties of this Section 2.18 are given as of July 31, 1995 and as of the date of this Agreement.

         2.19 Insurance. Schedule 2.19 lists all policies of property, theft, fire, liability, workers' compensation, title, professional liability or life insurance or reinsurance or any other insurance owned or maintained by the Company or any Subsidiary or in which the Company or any Subsidiary is a named insured or on which the Company or any Subsidiary is paying any premiums, and also sets forth the coverage level, expiration date, premium and name of insurer and agent/broker. All such policies, except as set forth on Schedule 2.19, are in full force and effect at the date hereof and were, without lapse, in full force and effect on July 31, 1995 and as of the date of this Agreement, and each of the insured parties thereunder is not in default with respect to any provision contained in any such insurance policy nor failed to give any notice or present any claim thereunder in due and timely fashion for an event of loss not fully reflected on the Second Quarter 10-QSB. Schedule 2.19 sets forth a summary of the claims history for the Company and each Subsidiary under such policies since January 1, 1993 and, except as set forth on Schedule 2.19, there are no claims outstanding under any such policies.

         2.20 Provider Relationships, Contracts and Agreements.

                  (a) Schedule 2.20(a) lists all physicians, hospitals and ancillary health care providers ("PROVIDERS") that have generated claims for payment pursuant to a Provider Contract during the first two quarters of the fiscal year ending January 31, 1996. The list comprises both Providers that contract directly with the Company and Providers that generate claims pursuant to a contract between the Company and an intermediary entity.

                  (b) Schedule 2.20(b) lists all contracts (including oral contracts of which the Company has knowledge), agreements and commitments to which the Company or any Subsidiary is a party or is bound, in the following categories: customer or payor contracts,

                                       20.

management agreements, third party administrator agreements, services contracts, joint venture agreements, guarantees and indemnifications, consulting agreements and instruments of indebtedness, excluding Provider Contracts and recurring purchase orders for routine office supplies (collectively and, together with the Provider Contracts pursuant to which the claims referred to in (a), above, were made, the "CONTRACTS").

                  (c) True and correct copies of the Contracts have been made available to Parent. All Contracts constitute legal, valid and binding obligations of the Company or the Subsidiary, as applicable, and, to the knowledge of the Company, of the other parties thereto, and are in full force and effect as of the date of this Agreement, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court. The Company and the Subsidiaries have paid in full all amounts due thereunder which are due and payable as of the date of this Agreement, and are not in default under any of such Contracts, nor, to the Company's knowledge, is any other party to such Contract in default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a default or event of default thereunder by the Company or any Subsidiary or, to the Company's knowledge, by any other person or entity. Except as set forth in Schedule 2.20, no Contract requires the consent or approval of a third party in connection with the performance by the Company of this Agreement or the transactions contemplated by this Agreement to be performed by the Company or any of its Subsidiaries.

         2.21 Conflicts of Interest. Except as disclosed in Schedule 2.21 or as reflected in the SEC Documents, to the best of the Company's knowledge, no director or officer of the Company or any Subsidiary (i) is a lessor, lessee, competitor, Provider or customer of the Company or any Subsidiary or otherwise has business dealings with the Company or any

                                       21.

Subsidiary or (ii) controls or is an employee, officer, director, agent, 5% stockholder or partner (except such ownership as may arise through ownership of mutual equity or bond funds or similar funds which do not make investments at the direction or vote of their owners) of any corporation, firm, association, partnership or other business entity which is a lessor, lessee, competitor, Provider or customer of the Company or any Subsidiary or which otherwise has business dealings with the Company or any Subsidiary.

         2.22 Medicare/Medicaid. Neither the Company, nor any Subsidiary conducts any business activity that involves payments to the Company or any of its Subsidiaries from the Federal Medicare Program or the combined Federal/State Medicaid Program.

         2.23 Activities of Providers. Providers and organizations of providers of hospital and/or medical services with whom the Company and/or its Subsidiaries contract are not, to the best of the Company's knowledge, attempting to organize any entity (whether or not incorporated) for the purpose of bargaining or otherwise dealing with the Company or any Subsidiary on a collective basis, other than to the extent such providers and organizations represented a collective of individual providers as disclosed at the time of their respective contracts with the Company or its Subsidiaries.

         2.24 Employee Benefits. For purposes of this Agreement, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental or other health plan, life insurance (including any individual life insurance policy as to which the Company or any of its Subsidiaries makes premium payments whether or not either the Company or any of its Subsidiaries is the owner, beneficiary or both of such policy) or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan or other employee benefit plan, including any employee pension benefit plan ("PENSION PLAN") as defined in
Section 3(2) of the Employee Retirement Income Security

                                       22.

Act of 1974, as amended ("ERISA"), and any employee welfare benefit plan as defined in Section 3(1) of ERISA ("WELFARE PLAN"), whether or not any of the foregoing is funded, (i) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary (or any of their respective rights, properties or assets) is bound or (ii) with respect to which the Company or any Subsidiary has made payments, contributions or commitments or may otherwise have any liability (including any such plan or arrangement formerly maintained by the Company or any Subsidiary).

                  (a) There are no Employee Plans other than those listed in
Schedule 2.24.

                  (b) Except as disclosed in Schedule 2.24, no Pension Plan is a "defined benefit plan" as defined in Section 3(35) of ERISA or a "multi-employer plan" as defined in Section 4001(a) of ERISA.

                  (c) Except as disclosed in Schedule 2.24, each Employee Plan, the Company and each Subsidiary and, to the knowledge of the Company, the administrator and fiduciaries of each Employee Plan when other than the Company or a Subsidiary, have at all times complied with the applicable requirements of ERISA, as it relates to them, including, but not limited to the fiduciary responsibilities imposed by Part 4 of Title 1, Subtitle B of ERISA, and any other applicable law (including regulations and rulings thereunder) governing each Employee Plan, including, without limitation, the Internal Revenue Code of 1986, as amended (the "CODE"), and each Employee Plan has at all times been properly administered in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. No lawsuits or formal complaint proceedings to, or by, any person or Governmental Entity have been filed or are pending and, to the Company's knowledge, no state of facts known to the

                                       23.

Company or event contemplated by the Company is reasonably likely to give rise to any such lawsuit or formal complaint proceeding with respect to any Employee Plan. Without limiting the foregoing and except as disclosed in Schedule 2.24, the following are true, with respect to each Employee Plan:

                           (i) the Company and each Subsidiary have filed or
caused to be filed on a timely basis each and every return, report, statement, notice, declaration and other document required by any government agency, federal, state and local (including, without limitation, the Internal Revenue Service and the Department of Labor), with respect to each Employee Plan.

                          (ii) the Company and each Subsidiary have delivered
or caused to be delivered to every participant, beneficiary and other party entitled to such material, all plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary descriptions and reports, as are required under Title 1 of ERISA or the Code, or under both.

                         (iii) Neither the Company nor any Subsidiary is now,
and neither, at any time since September 2, 1974, has been, a "substantial employer" as defined in Section 4001(a)(2) of ERISA in a multiple-employer plan.

                          (iv) Neither the Company nor any Subsidiary has
contributed at any time to any multi-employer pension plan, as defined in
Section 4001(a)(3) of ERISA, and the Company is not presently a party to any multi-employer pension plan. The Company is not liable for any withdrawal liability under the Multi-employer Pension Plan Amendments Act of 1980 (the "MPPA ACT"), after application of any de minimis rule under the MPPA Act.

                  (d) Except as disclosed in Schedule 2.24, the benefits under each Employee Plan that is a Welfare Plan are provided exclusively from the assets of the Company

                                       24.

or a Subsidiary, through insurance contracts or through employee contributions. Except as disclosed in Schedule 2.24, each insurance contract through which benefits under a Welfare Plan are provided provides benefits only for employees and dependents covered under that Welfare Plan, except to the extent otherwise required to comply with the Code. Except as disclosed in Schedule 2.24, the assets of each Pension Plan are held in a separate trust exempt from tax under
Section 501(a) of the Code, under insurance contracts, or are provided exclusively through the assets of the Company or a Subsidiary.

                  (e) Except as disclosed in Schedule 2.24, with respect to each Employee Plan, there has not occurred, nor is any person or entity contractually bound to enter into, any transaction giving rise to any tax or liability under
Section 4975 of the Code or Section 406 or Section 502(i) of ERISA.

                  (f) the Company has delivered to Parent true and correct copies of all financial statements, if any, and annual reports on Form 5500 for each Employee Plan, if any, and, except as disclosed in Schedule 2.24, no change which has an adverse effect on the financial condition of the Company or any Employee Plan has occurred with respect to the financial condition or funding of the Employee Plans since the date of such financial statements.

                  (g) the Company and all of the Subsidiaries have in all material respects complied with the requirements, to the extent applicable, of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") with respect to the continuation of employer-provided health benefits following a "qualifying event' which would otherwise terminate such benefits, as provided in
Section 4980(b) of the Code and applicable regulations and Internal Revenue Service rulings, notices, and other pronouncements.

                  (h) Except as disclosed in Schedule 2.24, neither the Company nor any Subsidiary has any unfunded obligation with respect to any Employee Plan.

                                       25.

                  (i) Except as disclosed in Schedule 2.24, and except for the requirements of any applicable provisions of ERISA, the Code, COBRA, and any regulations promulgated thereunder, there is no agreement or other promise (including, to the knowledge of the Company, oral agreements or promises), of the Company or any Subsidiary, to the effect that any Employee Plan may not be terminated at the Company's discretion at any time.

                  (j) Neither the Company nor any Subsidiary has ever offered, or currently offers, retiree medical coverage to any employee of the Company or any Subsidiary, except to the extent required by COBRA.

         2.25 Construction in Progress. There are no material construction projects or construction in progress at the Company.

         2.26 No Liability For The Cost of Health Care Services. No Provider Contract or other contract requires the Company or any of its Subsidiaries to compensate health care providers or to otherwise assume any obligation or liability to pay for the cost of health care services, other than pursuant to the health benefit plan covering the employees of the Company and its Subsidiaries. The representations and warranties of this Section 2.26 are given as of July 31, 1995 and as of the date of this Agreement.

                                   ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

         Parent and Acquisition Sub, jointly and severally, represent and warrant to the Company as follows:

         3.1 Organization, Standing and Power. Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of its state

                                       26.

of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         3.2 Authority. Each of Parent and Acquisition Sub has all requisite corporate power and authority to enter into this Agreement, the Paying Agent Agreement, the Escrow Agreements and the employment agreement with Richard Toral annexed hereto as Exhibit C (the "EMPLOYMENT AGREEMENT"), and to consummate the transactions contemplated hereby and thereby. This Agreement, the Paying Agent Agreement, the Employment Agreement and the Escrow Agreements have been duly executed and delivered by each of Parent and Acquisition Sub and constitute the valid and binding obligations of each of Parent and Acquisition Sub enforceable against them in accordance with their respective terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         3.3 No Breach. The execution and delivery of this Agreement, the Paying Agent Agreement, the Employment Agreement and the Escrow Agreements do not, and the consummation of the transactions contemplated hereby and thereby, and the compliance with the provisions hereof and thereof will not (i) violate any provision of the Articles of Incorporation or By-Laws of Parent or Acquisition Sub; (ii) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental or regulatory body against, or binding upon, Parent or Acquisition Sub; or (iii) constitute a violation by Parent or Acquisition Sub of any statute, law, rule or regulation of any jurisdiction as such statute, law, rule or regulation relates to Parent or Acquisition Sub.

                                       27.

         3.4 No Consent. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Acquisition Sub in connection with the execution and delivery of this Agreement, the Paying Agent Agreement, the Employment Agreement and the Escrow Agreements by Parent or Acquisition Sub or the consummation by Parent or Acquisition Sub of the transactions contemplated hereby and thereby.

         3.5 Information Supplied. None of the information supplied by Parent or Acquisition Sub regarding Parent or Acquisition Sub for inclusion in the Proxy Statement will, at the date such information is filed with the SEC or mailed to holders of Common Stock or at the time of the Shareholder vote on the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.6 Company Common Stock. None of Parent or Acquisition Sub (or any other subsidiary or affiliate of Parent, with Parent's knowledge) owns, directly or indirectly, or has any right to acquire (except such rights as may arise pursuant to this Agreement) any shares of Common Stock of the Company.

         3.7 Financing. Parent and Acquisition Sub have available internal corporate funds sufficient to pay the consideration payable in the Merger, in accordance with the terms of this Agreement, in respect of all of the outstanding shares of Common Stock of the Company, as well as all outstanding options and warrants up to a maximum amount of $20,000,000, and to pay anticipated expenses in connection with this Agreement and the transactions contemplated hereby.

                                       28.

                                   ARTICLE IV

                                    COVENANTS

         4.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees (except as expressly otherwise provided by this Agreement, or to the extent that Parent shall otherwise consent in writing) as follows:

                  (a) Ordinary Course. The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them.

                  (b) Dividends; Changes in Stock. The Company shall not and shall not propose to (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or (iii) repurchase or otherwise acquire, or permit any subsidiary of the Company to purchase or otherwise acquire any shares of its capital stock.

                  (c) Issuance of Securities. The Company shall not, nor shall it permit any Subsidiary to, issue, deliver or sell, or authorize or propose the issuance, or delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, except upon exercise of rights under the Employee Stock Purchase Plan of May 15, 1995 (such rights not to exceed 21,700 shares), options and warrants outstanding on the date of

                                       29.

this Agreement or shares issued in connection with the rounding of fractional shares otherwise issuable in connection with the Company's stock split effected in 1991.

                  (d) Governing Documents. The Company shall not amend or propose to amend the Articles of Incorporation or By-Laws of the Company or any of its Subsidiaries.

                  (e) No Other Bids. The Company shall not, nor shall it permit any Subsidiary to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by the Company or any Subsidiary to solicit, encourage or otherwise induce any proposal which constitutes, or may reasonably be expected to lead to, any "Takeover Proposal" (as defined below). The Company shall immediately advise Parent orally and in writing of any such inquiries or Takeover Proposals, including all of the terms thereof. As used in this Agreement, "TAKEOVER PROPOSAL" means any proposal (except a proposal by the Parent, any of its shareholders or any of their affiliates) for a merger or other business combination involving the Company or any Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in the Company or any Subsidiary or a substantial portion of the assets of the Company or any Subsidiary. A Takeover Proposal received by the Company that did not result from or involve a breach of the foregoing prohibition may be given consideration by the Company's Board of Directors as necessary to fulfill its fiduciary duties under applicable law to determine whether it is a Superior Proposal. As used in this Agreement, "SUPERIOR PROPOSAL" means a Takeover Proposal that the Board of Directors of the Company, in good faith, in the exercise of their fiduciary duty, and based upon the advice of the Company's outside financial advisors, determines is more favorable to the Company's shareholders than the Merger. In the event a Takeover Proposal is deemed a Superior Proposal by the Company's Board of Directors, its acceptance shall be subject to the same fiduciary duty conditions as is the Company's acceptance and execution of this Agreement.

                                       30.

Nothing herein shall be construed to prevent or restrict the Company or the Board of Directors from engaging in discussions or negotiations with, or furnishing or causing to be furnished any information (other than documents produced by Parent or other confidential information provided by Parent under the Non-Disclosure Agreement) relating to the Company or any Subsidiary or affording access to the properties, books or records of the Company or any Subsidiary to, any person or entity relating to a Takeover Proposal, or endorsing, approving or recommending or entering into a letter of intent or other agreement with respect to a "Superior Proposal" (as defined below); provided that such Takeover Proposal or Superior Proposal did not result from a breach of the foregoing prohibition.

                  (f) No Acquisitions. The Company shall not, and shall not permit any Subsidiary to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

                  (g) No Dispositions. The Company shall not, and shall not permit any Subsidiary to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets equal to or in excess of $25,000 per transaction.

                  (h) Indebtedness. The Company shall not, and shall not permit any Subsidiary to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or any Subsidiary or guarantee any debt of others; provided, however, that the Company is permitted to draw on its existing bank lines of credit of $800,000 with Sunwest Bank in amounts and for purposes consistent with past practices if Parent is notified in writing prior to each such proposed draw.

                  (i) Benefit Plans, Etc. The Company shall not, and shall not permit any Subsidiary to, adopt or amend any collective bargaining agreement or Employee Plan.

                                       31.

                  (j) Employee Compensation and New Hires. Except for regularly scheduled increases consistent with an existing compensation program and past practices (which program or practices are set forth in Schedules 2.18 or 2.20) for non-Management Level Employees (as defined in Section 8.10), or as may be required under employment or termination agreements in effect on the date of this Agreement and set forth in Schedule 2.18 or 2.20, the Company shall not, and shall not permit any Subsidiary to, increase the compensation of any director, officer or employee. The Company shall not, and shall not permit any Subsidiary to, hire employees with annual salaries of $50,000 or more. Parent shall not unreasonably withhold its consent to the Company or a Subsidiary requesting permission to hire an individual at an annual salary of $50,000 or more, when it is for the purpose of replacing an employee whose employment ended after the date of this Agreement and who performed services and received compensation comparable to that of the proposed new hire.

                  (k) Lease Obligations. The Company shall not, and shall not permit any Subsidiary to, execute, renew or extend any lease obligations which individually or in the aggregate equal or exceed $25,000 per annum.

                  (l) Litigation. The Company shall not, and shall not permit any Subsidiary to, settle any litigation or arbitration, including any administrative agency matter. Parent shall not unreasonably withhold its consent to any such settlement.

                  (m) Provider and Payor/Customer Arrangements. The Company shall not, and shall not permit any Subsidiary to, (i) amend any Provider Agreement, or (ii) enter into any new customer or payor agreement or renew any existing customer or payor agreement, except, in either case, as is consistent with the past practices of the Company or its Subsidiaries.

                  (n) Other Actions. The Company shall not, and shall not permit any Subsidiary to, take any deliberate action (other than an action expressly permitted or required

                                       32.

by this Agreement) that would result in any of the representations and warranties of the Company set forth in Article II of this Agreement becoming untrue, or in any of the conditions of the Merger set forth in Article VI of this Agreement not being satisfied.

                  (o) Legal Fee Billing Reports. The Company shall provide Parent with copies of all monthly billing reports submitted by the law firm of Cooley Godward Castro Huddleson & Tatum ("COOLEY GODWARD") that are not otherwise reflected on the Second Quarter 10-QSB. Such billing reports shall be forwarded to Parent as soon as reasonably practical after receipt by the Company, and may be reviewed by the Company to redact descriptions of services (but not charges therefor) that may reasonably be determined to contain attorney-client privileged information.

                  (p) Business Activity Involving Certain Provider Contracts. The Company shall not, and shall not permit any Subsidiary to, engage in any business which involves the use of Provider Contracts that require the Company or any of its Subsidiaries to compensate health care providers or to otherwise assume any obligation or liability to pay for the cost of health care services.

         4.2 Covenants of Parent and Acquisition Sub.

                  (a) Neither Parent nor Acquisition Sub shall take any action (other than an action required expressly by this Agreement) that would result in any of the representations and warranties of Parent or Acquisition Sub set forth in Article III of this Agreement becoming untrue, or in any of the conditions of the Merger set forth in Article VI of this Agreement not being satisfied.

                  (b) Parent shall promptly furnish to the Company all information concerning Parent and Acquisition sub as may be required and requested in connection with the Proxy Statement to be furnished to the Company's shareholders and shall otherwise reasonably

                                       33.

cooperate with the Company in the Company's preparation and filing with the SEC of such Proxy Statement.

                  (c) Prior to the Effective Time, none of Parent or Acquisition Sub (or any of its or their affiliates or representatives at Parent's or Acquisition Sub's direction) will, in any manner, directly or indirectly, acquire beneficial ownership of any securities of the Company.

                  (d) Parent will provide benefits to employees of the Company who continue to be employed by Parent or the Surviving Corporation or any of their affiliates immediately following the Effective Time, which benefits shall be generally comparable to the benefits which Parent and its affiliates provide to their other employees holding like positions and performing like duties. Such former Company employees will be credited with a maximum of three (3) years of time during which they were employed by the Company or Subsidiaries for the purpose of determining the nature and the extent of such benefits, including full coverage under health insurance policies for pre-existing conditions covered by policies currently applicable to employees of the Company and Subsidiaries.

                  (e) Parent and Acquisition Sub shall comply in all respects with the provisions of the Nondisclosure Agreement between the Company and Parent, dated as of May 10, 1995 (the "NONDISCLOSURE AGREEMENT"), which shall continue in full force and effect.

                  (f) In conducting its investigation of the business, operations and legal affairs of the Company, Parent shall cooperate with the Company to avoid disruption of the business or operations of the Company or the performance of any of the Company's employees.

                  (g) Parent shall take all steps necessary to provide to the Paying Agent immediately prior to the Effective Time, funds necessary to pay for the shares of Company Common Stock as part of the Merger pursuant to Section 1.4.

                                       34.

                  (h) Provided that Humana Inc., at the Closing, surrenders all warrants of the Company held by Humana Inc. and waives its Right of First Refusal to purchase the Common Stock held by Richard Toral, Parent shall, at Closing, repay, or cause the repayment of, the outstanding loan amount of One Million Dollars ($1,000,000) plus all interest accrued as of the Closing Date owed by the Company to Humana Inc. pursuant to that certain loan agreement dated August 31, 1992.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 Preparation of Proxy Statement. As promptly as practicable after the execution and delivery of this Agreement, and in accordance with the Exchange Act, the Company will (a) prepare and file a preliminary Proxy Statement with the SEC and (b) will use its best efforts to respond to any comments of the SEC and to cause the Proxy Statement to be mailed to the Company's shareholders. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger; provided, however, that Cain Brothers & Company shall not be required to provide Parent with a copy of its presentation to the Company's Board of Directors as it relates to the Cain Brothers & Company fairness opinion. If at any time before the Effective Time any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly prepare and mail such an amendment or supplement. The Company will not mail the Proxy Statement, or any amendment thereof or supplement

                                       35.

thereto, to the Company's shareholders unless it has first provided Parent with a reasonable opportunity to review such documents, and obtained the consent of Parent to such mailing, which consent shall not be unreasonably withheld. In the event the Proxy Statement, or any amendment or supplement thereto, reflects a recommendation by the Company's Board of Directors to abandon the Merger or to pursue a Superior Proposal, the Company shall have no obligation to provide Parent with a copy for review or to obtain Parent's consent prior to mailing.

         5.2 Shareholder Approval. If the conditions set forth in Sections 6.1(b) and 6.1(c) are satisfied or waived, then the Company shall promptly call a meeting of its shareholders for the purpose of approving the Merger and adopting this Agreement and approving related matters. The Board of Directors of the Company shall recommend to the shareholders of the Company approval of the Merger and adoption of this Agreement, except that if the Board of Directors of the Company determines, after receiving a Superior Proposal and upon consultation with counsel and financial advisors that, given the receipt of the Superior Proposal, such recommendation of approval is not consistent with the Board's fiduciary duties to the Company, the Board of the Company may determine not to recommend approval, or to withdraw such recommendation if already given, without such action being deemed a breach of this Agreement, provided that the Company complies with Section 5.5.

         5.3 Legal Conditions to Merger. The Company will take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on the Company with respect to the Merger and will promptly cooperate with and furnish information to Parent in connection with any such requirements imposed upon Parent and its Subsidiaries in connection with the Merger. The Company will take, and will cause its Subsidiaries to take, all commercially reasonable actions necessary to obtain, and will cooperate

                                       36.

with Parent and its Subsidiaries in obtaining, any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by the Company or any of its Subsidiaries (or by Parent) in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

                  Parent and Acquisition Sub will take all actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger and will promptly cooperate with and furnish information to the Company in connection with all such requirements imposed upon the Company or any subsidiary of the Company in connection with the Merger. Parent and Acquisition Sub will take all actions necessary to obtain, and will cooperate with the Company and its subsidiaries in obtaining, any consent, authorization, order or approval of, or exemption by, any Governmental Entity, or third party, required to be obtained or made by Parent or Acquisition Sub (or by the Company or any of its subsidiaries) in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         5.4 Options, Warrants and Employee Stock Purchase Rights.

                  (a) Options. The Board of Directors of the Company shall cause the acceleration of the vesting, conditioned upon the Closing of the Merger, of each outstanding option to purchase shares of the Company's Common Stock under the Company's 1992 Non-Employee Director's Stock Option Plan, the 1992 Officers' Stock Option Plan, the 1992 Stock Option Plan, and any other stock option plan adopted by the Company (collectively, the "OPTION PLANS"). Each holder of an outstanding option under the Option Plans shall, immediately prior to the Effective Time, be entitled to exercise such option in full, which exercise may be conditioned upon the Closing of the Merger. All options outstanding under such Plans shall terminate at the Effective Time if not exercised prior thereto. In lieu of issuing stock certificates

                                       37.

representing the shares acquired upon exercise, the Paying Agent shall be authorized to deliver to such holder the full cash amount to which such holder would otherwise be entitled under this Agreement with respect to such shares.

                  (b) Warrants. In lieu of any and all rights to acquire Common Stock of the Company which a holder of an outstanding warrant may have upon exercise of such warrant prior to the Effective Time, at and after the Effective Time, each such holder shall be entitled to receive, upon exercise thereof, for the remaining term of such warrant, nothing other than the product of (i) the number of shares subject to such warrant and (ii) the positive difference between $2.25 less the exercise price per share of such warrant. Such amount shall be payable upon delivery to the Paying Agent of the warrant and appropriate exercise documents, properly executed and otherwise completed.

                  (c) Employee Stock Purchase Rights. Pursuant to the Company's 1995 Employee Stock Purchase Plan (the "PURCHASE PLAN"), at the Effective Time,
(i) each Purchase Plan participant may use such participant's payroll deductions that have accumulated as of the Effective Time to purchase shares of the Company's Common Stock and (ii) any remaining rights held by such participant under the ongoing offering, as defined in the Purchase Plan, shall be terminated. In lieu of issuing stock certificates representing the shares acquired upon such purchase, the Paying Agent shall be authorized to deliver to such participant the full cash amount to which such participant would be entitled under this Agreement with respect to such shares.

                  5.5 Break-Up Fee; Fees and Expenses. In the event the Company accepts a Takeover Proposal that constitutes a Superior Offer, and such was not obtained or received in violation of Section 4.1(e) of this Agreement, then, provided that the Company pays Parent the break-up fee set forth below, such event shall be deemed a termination by mutual consent pursuant to Section 7.1(a), below. The break-up fee to be paid by the Company to Parent shall

                                       38.

equal the Parent's reasonable out-of-pocket expenses (including but not limited to attorneys' fees) incurred in connection with all negotiations with the Company and the investigation and analysis of the legal, financial and business affairs of the Company and Subsidiaries and other activities related to consummating the transactions contemplated by this Agreement; provided, however, that such break-up fee shall not exceed $250,000 and shall not include fees paid or owed to Goldman Sachs. Except as provided in this Section, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

                  5.6 Brokers or Finders. Each of Parent, Acquisition Sub and the Company represents that it has not and will not employ any broker or finder or incur any liability for any brokerage fee, commission or finder's fee in connection with the transactions contemplated by this Agreement except that Cain Brothers & Company, Incorporated shall be entitled to fees and expenses payable by the Company, pursuant to the contract between such parties dated February 24, 1995 and previously provided to Parent.

                  5.7 Access to Information. Prior to Closing, following notice to the Company of at least 24 hours, the Company shall permit Parent and its counsel, accountants, and other representatives reasonable access during normal business hours to all of the properties, books, contracts, commitments, and records of the Company and its Subsidiaries and the Company and its Subsidiaries shall furnish such statements (financial and otherwise), records, reports, documents and other information concerning the operations of the Company and its Subsidiaries as Parent and its counsel reasonably request from time to time. To the extent reasonably requested by Parent, the Company and its Subsidiaries shall request its accountants, attorneys and other representatives to cooperate with the representatives of Parent in connection with the right of access granted hereby.

                                       39.

              5.8 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Acquisition Sub or the Company, the officers and directors of each corporation that is a party to this Agreement shall take all such necessary action.

              5.9  Solicitation and Hiring Employees of the Company.

                   (a) Parent hereby agrees that, for a period of three (3) years from the date of this Agreement, neither Parent nor any subsidiary of Parent shall directly, or indirectly through an agent, solicit or induce away from the Company any person who is now an officer, manager, or other employee of the Company (each an "EMPLOYEE") whether or not such person would commit a breach of any employment contract by reason of leaving service; provided, however, that neither Parent nor any subsidiary of Parent shall be considered to have breached this Section if an Employee approaches Parent or any subsidiary of Parent, or their agent, for the purpose of seeking employment.

                   (b) The foregoing provisions shall be null and void and of no further force and effect in the event that the Merger is consummated in accordance with the terms of this Agreement.

                   (c) Parent and Company recognize that each Employee's services and knowledge are special, unique and of extraordinary character, and that any breach of this Section at any time would result in irreparable damage to the Company in an amount difficult to ascertain. Accordingly, in addition to any other relief to which the Company may be entitled, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for such breach of this Section, to enforce the specific performance of the terms and conditions of this Section by





                                      40.

Employee, or to enjoin Employee from performing services for any such person, firm or corporation.

              5.10 Directors and Officers Liability Insurance. On commercially reasonable terms, the specific aspects of which shall require the review and consent of Parent (which consent shall not be unreasonably withheld), the Company may secure policies of insurance from reputable licensed insurers to cover the costs and expenses that may be incurred by the Company or any of its Subsidiaries, or any of their respective officers or directors, in connection with claims against such officers or directors which may be brought on or after the Effective Time, but which arise from actions or omissions alleged to have occurred prior to the Effective Time.


                                   ARTICLE VI
                              CONDITIONS PRECEDENT

              6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction, or waiver by it, prior to the Closing Date of all the following conditions:

                   (a) Shareholder Approval. The Merger shall have been validly approved and adopted by the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Common Stock of the Company.

                   (b) Hart-Scott-Rodino Act. The waiting period applicable to the Merger under the Hart-Scott-Rodino Act shall have expired or shall have been terminated, or the Merger shall be found, by counsel for each of the parties hereto, to not require governmental review under the Hart-Scott-Rodino Act.

                   (c) Other Approvals. All other permits, approvals and consents of any Governmental Entity described in Section 2.10 shall have been filed or obtained which are





                                      41.

necessary to consummate this Agreement and the transactions contemplated herein, or necessary to continue the operation of the businesses of the Company and Subsidiaries (subject to the standards of Section 6.2(a)).

                   (d) No Injunctions or Restraints. After a commercially reasonable effort by the party(ies) to whom it applies to have it rescinded, a temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

              6.2 Conditions to Obligation of Parent and Acquisition Sub to Effect the Merger. The obligation of each of Parent and Acquisition Sub to effect the Merger is further subject to the satisfaction or waiver by it prior to or on the Closing Date of all of the following conditions:

                   (a) Representations and Warranties and Performance of Agreements. The representations and warranties of the Company contained in
Article II shall be true in all respects as of the Closing Date as though made on and as of the Closing Date; provided, however, that, except for representations and warranties set forth in Sections 2.1(a), (c) and (d); 2.2; 2.3(i) and (iv); 2.7; 2.8; 2.9; 2.11; 2.12; 2.13; 2.21; 2.22; and 2.23, the
inaccuracy of a representation or warranty set forth in Article II hereof, on the date given originally or on the Closing Date, shall not constitute a breach of this Agreement unless such inaccuracy(ies) consist of items or matters omitted or stated inaccurately

                       (i) which would result in the violation of any law or order of a Governmental Entity for which there is a substantial risk of a criminal penalty,

                       (ii) which could reasonably be expected to invalidate this Agreement or any of its contemplated transactions, or





                                      42.

                       (iii) which can reasonably be expected to have both an individual Gross Adverse Effect (as defined in Section 8.9) of $25,000 or more and a cumulative Gross Adverse Effect of $500,000 or more when combined with other inaccuracies individually having a Gross Adverse Effect of $25,000 or more, in any of which events (i) through (iii), above, absent fraud by the Company, the sole remedy of Parent and Acquisition Sub shall be the right to terminate this Agreement pursuant to Section 7.1(b), below. Likewise, notwithstanding any provision hereof to the contrary, absent fraud by the Company, the sole remedy of Parent and Acquisition Sub in the event of a breach by the Company of any of its representation and warranties in Sections 2.1(a),
(c) and (d); 2.2; 2.3(i) and (iv); 2.7; 2.8; 2.9; 2.11; 2.12; 2.13; 2.21; 2.22;
or 2.23; or in the event of a breach by the Company of any of the covenants contained in Section 4.1(a), (g) or (k), shall be the right to terminate this Agreement pursuant to Section 7.1(b), below. The following examples demonstrate how the parties intend for the Gross Adverse Effect of inaccuracies in the representations and warranties to be calculated:

                       Example (A) - A contract with a five (5) year term remaining and requiring a payment by the Company or a Subsidiary of $5,000 per year would be deemed to have a Gross Adverse Effect of $25,000, regardless of the value of goods or services received for such payments.

                       Example (B) - A contract with a customer of the Company or a Subsidiary that provides revenue to the Company or a Subsidiary would have a Gross Adverse Effect only if such contract had been listed or scheduled by the Company as being in effect, when, in fact, it was not, and only to the extent of the cumulative gross revenue that would accrue over the remaining term of such contract.

                       Example (C) - The failure to have a license or other governmental consent that can reasonably be expected to require the cessation of a current business activity of the Company or Subsidiary would have a Gross Adverse Effect equal to the





                                      43.

                       loss of gross revenue attributable to such business activity, plus the cost of obtaining the required license or consent.

                       Example (D) - Failure to disclose a pending or threatened termination of a Permit when disclosure is required by a representation and warranty under Article II, above, shall be deemed a failure to disclose the termination of such Permit for purposes of determining the Gross Adverse Effect of the inaccuracy, as described in Example (C), above, but only to the extent that it can be reasonably expected that such Permit will be terminated.

              In calculating the term of a contract for purposes of determining its Gross Adverse Effect, a contract that can be terminated with some notice period of less than one year, and that has no specific expiration date, will be deemed to have a remaining term of one year in calculating the Gross Adverse Effect of its loss. A contract with a specific term will be deemed to have the remainder of such term to expiration.

              The Company shall have duly performed and complied, in all material respects, with all agreements and covenants contained in Articles IV and V of this Agreement to be performed or complied with by it prior to or at the Closing Date.

                   (b) Officers' Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by Richard H. Toral and Edward K. Evans (in their capacities as officers of the Company), to the effect that, subject to the limitations established for breach by Section 6.2(a), the representations and warranties of the Company contained in Article II are true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, and that the Company has duly performed and complied, in all material respects, with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.





                                      44.

                   (c) Secretary's Certificate. The Company shall have delivered to Parent a Certificate of the Secretary of the Company, dated as of the Closing Date, certifying (i) that the authorized, issued and outstanding capital stock of the Company (including capital stock held in its treasury) on the Closing Date is as set forth in Section 2.8 of the Agreement (except for changes which are attributable to issuance of shares of Company Common Stock upon the exercise of options or warrants, which issuances shall be identified and described in detail in such certificate), which certification may be based on a certificate of the Company's transfer agent which the Secretary has no reason to believe to be inaccurate, (ii) that the attached copies of the Company's and each of its Subsidiaries' Articles of Incorporation and By-Laws are true and correct and
(iii) as to the names and genuine signatures of the officers of the Company authorized to execute this Agreement and the documents contemplated hereby. Such Certificate of the Secretary of the Company shall not indicate a number of outstanding shares of capital stock, options or warrants of the Company which, at the rate of $2.25 per share, would require Parent or Acquisition Sub, taken together, to pay an aggregate of more than $20,000,000 to the Paying Agent, or to holders of such shares, options and warrant to consummate the Merger.

                   (d) Consents. All consents specified in Sections 2.10 and 2.20, as necessary to prevent a breach within the limits described in Section 6.2(a), shall have been obtained.

                   (e) Opinion of Counsel for the Company. The Parent shall have received from the law firm of Cooley Godward Castro Huddleson & Tatum ("COOLEY GODWARD"), counsel for the Company, an opinion dated as of the Closing Date, which shall state, without change as to substance, the opinions set forth in Exhibit D-1, annexed hereto and made a part hereof, and such opinion shall be, in its complete form, without change as to





                                      45.

substance, as set forth in the draft dated October 26, 1995 and initialled, for purposes of identification only, by Parent and the Company and provided to Parent.

              The Parent shall have received from the law firm of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. ("GREENBERG TRAURIG"), counsel for the Company, an opinion dated as of the Closing Date, which shall state, without change as to substance, the opinions set forth in Exhibit D-2, annexed hereto and made a part hereof, and such opinion shall be, in its complete form, without change as to substance, as set forth in the draft dated October 26, 1995 and initialled, for purposes of identification only, by Parent and the Company and provided to Parent.

              In rendering such opinions, unless such counsel has actual knowledge to the contrary, such counsel may rely as to matters of fact to the extent specified therein upon certificates of officers of the Company or any of its Subsidiaries, public officials and the Company's transfer agent, copies of which shall be attached to such opinion, without further inquiry as to such matters of fact.

                   (f) Additional Certificates and Documents. The Company shall have furnished to Parent such additional certificates and other documents as Parent may have reasonably requested; provided that such certificates or documents shall not impose covenants or conditions, or require representation or warranties beyond those provided in this Agreement.

                   (g) Resignations. Parent shall have received the resignation, effective as of the Effective Time, of each director of the Company and Subsidiaries.

                   (h) Limited Dissenting Shares. The Company shall not have received written notice from shareholders representing more than seven and one-half percent (7 1/2%) of all of the outstanding shares of Common Stock immediately prior to the Effective Time, indicating an intention to exercise dissenters' rights of appraisal.





                                      46.

                   (i) Employment Agreement. Richard H. Toral shall have executed and delivered the Employment Agreement with the Company, (a copy of which is annexed hereto as Exhibit C).

                   (j) Escrow Agreements. Richard H. Toral shall have executed and delivered Escrow Agreement I and Escrow Agreement II with the Company (copies of which are annexed hereto as Exhibits A-1 and A-2, respectively) and an independent escrow agent.

                   (k) Surrender of Options and Warrants. All outstanding warrants and options shall have been duly surrendered or exercised for a net payment to holders of no more than $2.25 per share represented by such options and warrants, or deemed by the opinion of counsel for the Company not to be entitled after the Effective Time and until their expiration to anything other than cash, such cash not to exceed a positive net payment of $2.25 per share represented by such options and warrants.

                   (l) Waiver of Humana Right of First Refusal and Surrender of Warrants. Humana Inc. shall have waived its Right of First Refusal and surrendered all warrants held by Humana Inc. to purchase Common Stock.

                   (m) Receipt of Interim Financial Statements. Parent shall have received from the Company unaudited financial statements for the Company and Subsidiaries for the period ending the last day of the month immediately preceding the month of the Closing Date.

                   (n) Absence of Certain Changes. From the date of this Agreement through the Effective Time, there shall not have been any material adverse change in the business condition (financial and otherwise) or results of operation or liabilities of the Company and its Subsidiaries, taken as a whole. This provision is intended only to supplement and complement Section 6.2(a), and shall under no circumstances be interpreted to contradict or diminish the terms set forth therein. It shall not be deemed a failure to satisfy this Section





                                      47.

6.2(n) if a material adverse change is (a) the consequence of any action or inaction by Parent or its affiliates, (b) the consequence of actions or inactions contemplated or permitted by this Agreement or matters referred to in the Schedules hereto, (c) the consequence of actions or inactions to which Parent consents, (d) the consequence of expenses of this Agreement and the transactions contemplated hereby, or (e) is otherwise reflected in the Second Quarter 10-QSB.

                   (o) No Acquisitions. Prior to the Effective Time, the Company, any of its executive officers, its Board of Directors or any committee of its Board of Directors shall not have approved, authorized or endorsed any Takeover Proposal (other than this Agreement), or have withdrawn its approval of the Merger, nor shall the Company have entered into any agreement, letter of intent, memorandum or other understanding relating to any Takeover Proposal.

                   (p) DISCorp License. The Company shall have provided written confirmation from Digital Insurance Systems Corporation ("DISCORP") that the Company's subsidiary, Admar Corporation, has a perpetual non-exclusive license to use the management information system known as Health Claims Processing System ("HCPS"), including all modifications and enhancements thereto (whether designed and installed by DISCorp or the Company or any of its Subsidiaries) and that the HCPS can be used by the Company, Admar Corporation, or any of their respective subsidiaries or affiliates or successors by virtue of merger, consolidation or other form of acquisition.

                   (q) Sunwest Waiver. The Company shall have provided a written waiver or consent, as appropriate, from Sunwest Bank, to the effect that consummation of the Merger shall not result in a default under any of the outstanding lines of credit from Sunwest Bank.





                                      48.

                   (r) Amended Provider Contracts. The Company shall have provided written amendments to contracts between the Company or any of its Subsidiaries and each of Corporate Health Services, Inc., Cleveland Clinic Florida Health Plan, Florida Health Choice, Inc., Managed Care, Inc. and Universal Health Network, to the effect that, from and after the original date of such contracts, neither the Company nor any of its Subsidiaries will have any obligation to compensate such organizations or to have any liability or obligation to pay such organizations for health care services pursuant to any of such contracts. As to the contract between Admar Corporation and Arizona Health Care Alliance, Inc., the President of the Company shall certify in writing to Parent that neither the Company nor any of its Subsidiaries has engaged in any business involving the performance of such contract.

                   (s) Release of Security Interest in Image Financial. The Company shall have provided written evidence reasonably satisfactory to Parent of the release of the security interest of Jack H. Hunn and Elsie Hunn in the issued and outstanding stock of Image Financial & Insurance Services, Inc.

                   (t) Florida Qualification. The Company shall provide written certification from the State of Florida to the effect that Admar Corporation is authorized to transact business in Florida.

                   (u) Louisiana Qualification. The Company shall provide written certification from the State of Louisiana to the effect that Admar Corporation is licensed to transact business in Louisiana and that Admar Corporation is in compliance with the Office of Workers Compensation Administration.

              6.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by it prior to or on the Closing Date of all of the following conditions:





                                      49.

                   (a) Representations and Warranties and Performance of Agreements. The representations and warranties of the Parent and Acquisition Sub contained in Article III shall be true in all respects as of the Closing Date as though made on and as of the Closing Date, and the Parent and Acquisition Sub shall have duly performed and complied, in all material respects, with all agreements and covenants contained in Articles IV and V of this Agreement to be performed or complied with by it prior to or at the Closing Date.

                   (b) Officers' Certificate. The Parent and Acquisition Sub shall have delivered to the Company a certificate, dated as of the Closing Date and signed by their respective Presidents and CEOs, to the effect that the representations and warranties of the Parent and Acquisition Sub contained in
Article III are true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, and that the Parent and Acquisition Sub have duly performed and complied, in all material respects, with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

                   (c) Secretary's Certificate. The Parent and Acquisition Sub shall each have delivered to the Company Certificates of their respective Secretaries, dated as of the date Closing Date, certifying the names and genuine signatures of the officers of the Parent and Acquisition Sub authorized to execute this Agreement and the documents contemplated hereby.

                   (d) Additional Certificates and Documents. The Parent and Acquisition Sub shall have furnished to the Company such additional certificates and other documents as the Company may have reasonably requested; provided that such certificates or documents shall not impose covenants or conditions, or require representation or warranties beyond those provided in this Agreement.





                                      50.

                   (e) Opinion of Counsel for Parent and Acquisition Sub. The Company shall have received from Robert J. Mrizek, Vice President and Counsel, Principal Health Care, Inc., an opinion dated as of the Closing Date, which shall state, without change as to substance, the opinions set forth in Exhibit E, annexed hereto and made a part hereof, and such opinion shall be, in its complete form, without change as to substance, as set forth in the draft dated October 26, 1995 and initialled, for purposes of identification only, by Parent and the Company and provided to the Company.

                   (f) Ancillary Agreements. Parent and/or Acquisition Sub, as necessary and appropriate, shall have executed the Paying Agent Agreement, the Employment Agreement, and the Escrow Agreements annexed hereto, all to be effective at the Effective Time.

                   (g) Payment of Purchase Price. Parent shall have transferred cash, in immediately available funds, to the Paying Agent in an amount sufficient to pay for the Common Stock pursuant to Section 1.4, and to pay for all options and warrants, but in no event shall such amount be required to exceed $20,000,000.

                   (h) Satisfaction of Humana Inc. Loan. Parent shall have fulfilled its obligation under Section 4.2(h).

                   (i) Waiver of Right of First Refusal. Humana Inc. shall have waived the Right of First Refusal referenced in Section 2.8.

                   (j) Payment of Certain Transaction Costs. Cain Brothers & Company shall have received payment of the fees and expenses to which it is entitled under its contract with the Company dated February 24, 1995.





                                      51.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

              7.1 Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

                   (a) by mutual consent of Parent, Acquisition Sub and the Company;

                   (b) by Parent or Acquisition Sub, by notice to the Company, if the Company shall breach this Agreement and such breach shall not have been cured within ten (10) days (or within 45 days in the case of a breach of Section 2.5) after written notice of such breach;

                   (c) by the Company, by notice to Parent and Acquisition Sub, if Parent or Acquisition Sub shall breach this Agreement and such breach shall not have been cured within ten (10) days after written notice of such breach;

                   (d) automatically upon the payment of the Break-Up Fee pursuant to the requisite conditions set forth in Section 5.5 of this Agreement; or

                   (e) by any party to this Agreement if the Merger has not been effected by June 30, 1996.

              7.2 Effect of Termination. If this Agreement shall be terminated as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, or Acquisition Sub or the Company or their respective officers or directors, except as may apply by the terms of Sections 4.2(e), 5.5 (relating to fees and expenses), and 5.9, and except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.





                                      52.

              7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken by their Boards of Directors (subject to Section 7.5), at any time before or after any required approval by the shareholders of the Company of matters presented in connection with the Merger but, after any such approval, no amendment shall be made which by law requires further approval by the shareholders of the Company without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

              7.4 Extension; Waiver. At any time before the Effective Time, the parties hereto, by action taken by their Boards of Directors (subject to Section 7.5), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

              7.5 Procedure for Termination, Amendment, Extension or Waiver. An effective termination of this Agreement pursuant to Section 7.1, an effective amendment of this Agreement pursuant to Section 7.3 or an effective extension or waiver pursuant to Section 7.4 shall require, for each party, action by its Board of Directors.





                                      53.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

              8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

              8.2 Notices. All notices and other communications hereunder shall be in writing and shall be effective when received at the address of the party set forth below (or at such other address as such party shall specify by notice):

                   (a) If to Parent, to

                       Principal Health Care, Inc.
                       1801 Rockville Pike
                       Rockville, MD 20852
                       Attention:  Robert J. Mrizek, Esquire

                   (b) If to PHC Merging Company, Inc., to

                       PHC Merging Company
                       c/o Principal Health Care, Inc.
                       1801 Rockville Pike
                       Rockville, MD 20852
                      Attention:  Robert J. Mrizek, Esquire

                   (c) If to the Company, to

                       The Admar Group, Inc.
                       1551 N. Tustin Avenue, Suite 300
                       Santa Ana, CA 92701
                       Attention:  Richard Toral

                   (d) Copies of all notices and other communications hereunder shall be received by:

                       Epstein Becker & Green, P.C.





                                      54.

                       1227 25th Street
                       Washington, D.C. 20037
                       Attention:  Thomas M. Farah, Esq.

                       Cooley Godward Castro Huddleson & Tatum
                       One Maritime Plaza
                       20th Floor
                       San Francisco, California  94111-3580
                       Attention:  Cydney S. Posner, Esq.

              8.3 Interpretation. The headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. The words "include," "includes," or "including" are without limitation.

              8.4 Counterparts. The parties may execute this Agreement on separate counterparts, all of which shall be considered one agreement.

              8.5 Entire Agreement; No Third Party Beneficiaries. This Agreement, including the Schedules and Exhibits hereto which are incorporated herein by reference thereto, and the Nondisclosure Agreement, constitute the entire agreement and supersede all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof. This Agreement does not confer upon any person other than the parties hereto any rights or remedies hereunder.

              8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida.

              8.7 Publicity. The Company and Parent (and Acquisition Sub) shall consult with each other before issuing or causing the publication of any press release or any public announcement with respect to the transactions contemplated by this Agreement. So long as this Agreement shall be in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries (including Acquisition Sub) to issue or cause the publication of any such press





                                      55.

release or other public announcement before such consultation, except as may be required by law.

              8.8 Assignment. Neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by either party without the prior written consent of the other. Subject to the preceding sentence, this Agreement shall bind, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

              8.9 Gross Adverse Effect. As used in this Agreement, "Gross Adverse Effect" shall mean the cost, expense or loss of revenue actually suffered or incurred, or which can be reasonably expected to be suffered or incurred, by the Company and its Subsidiaries taken as a whole (less any recovery reasonably expected from insurance policies) as a consequence of the facts or circumstances which constitute such omission or inaccuracy, without accounting for offsetting benefits or savings related to such consequence, except as otherwise expressly stated herein. An omission or inaccuracy shall not constitute a Gross Adverse Effect if it is (a) the consequence of any action or inaction by Parent or its affiliates, (b) the consequence of actions or inactions contemplated or permitted by this Agreement or matters referred to in the Schedules hereto, (c) the consequence of actions or inactions to which Parent consents, (d) the consequence of expenses of this Agreement and the transactions contemplated hereby, or (e) is otherwise reflected in the Second Quarter 10-QSB.

              8.10 Knowledge of the Company. For purposes of this Agreement, the Company shall be deemed to have knowledge of a fact to the extent that any of the "Management Level Employees" (which term refers to those persons and their corresponding titles listed on Exhibit B, annexed hereto and made a part hereof) have actual knowledge of such fact.





                                      56.

              IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


Attest:                                   PRINCIPAL HEALTH CARE, INC.



                                          By:
-----------------------------                -----------------------------------
                                          Name:    Kenneth J. Linde
                                          Title:   President and Chief Executive
                                                   Officer


Attest:                                   PHC MERGING COMPANY



                                          By:
-----------------------------                -----------------------------------
                                          Name:    Kenneth J. Linde
                                          Title:   President and Chief Executive
                                                   Officer



Attest:                                   THE ADMAR GROUP, INC.



                                          By:
-----------------------------                -----------------------------------
                                          Name:  Richard H. Toral
                                          Title:   Chief Executive Officer





                                      57.

                                                                  DRAFT 10/25/95

                               ESCROW AGREEMENT I



            ESCROW AGREEMENT I made this _____ day of November, 1995, by and among RICHARD H. TORAL ("Toral"), PRINCIPAL HEALTH CARE, INC. ("Principal") and ____________________, as Escrow Agent (the "Escrow Agent"). [THE ESCROW AGENT SHALL BE AN INSTITUTION SELECTED BY TORAL, SUBJECT TO PRINCIPAL'S APPROVAL, WHICH APPROVAL SHALL NOT BE UNREASONABLY WITHHELD.]

                                   WITNESSETH:

            WHEREAS, to induce Principal to consummate a cash-out merger with The Admar Group, Inc. (hereinafter, together with any successor entity thereto, "Admar"), Toral, the principal shareholder and Chief Executive Officer of Admar, has agreed to deposit from the merger proceeds receivable by Toral an aggregate of $1,084,675.00 in an escrow account with the Escrow Agent, subject to the terms and conditions herein set forth; and

            WHEREAS, the Escrow Agent has agreed to act as escrow agent with respect to the escrow account on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, the parties hereto hereby agree as follows:

            1.      Escrow Deposit.

                    Toral has given written irrevocable instructions to ______________ (the "Paying Agent") to pay to the Escrow Agent from the merger proceeds receivable by Toral, the sum of $1,084,675.00, (which amount, together with any income earned or accrued thereon and any accretions thereto, less any expenses and annual tax disbursements therefrom, constitutes the "Escrowed Amount" hereunder). The Escrowed Amount shall be held by the Escrow Agent in an escrow account (the "Escrow Account") and disbursed in accordance with the provisions hereof.

            2.      Investments and Taxes.

                    (a) The Escrow Agent shall, unless otherwise directed by Toral and Principal in writing, promptly invest and reinvest the Escrowed Amount in one or more mutual funds managed by The Principal Financial Group as Toral shall, from time to time, direct. The Escrow Agent shall not be liable or responsible for any losses incurred in connection with investments made by the Escrow Agent in accordance with this Section 2.

                    (b) Toral personally shall be responsible for and pay all income taxes due and payable with respect to any and all income realized on or with respect to the Escrowed Amount and all investment and other accounts established with respect to the Escrowed Amount shall be provided with Toral's social security number for tax identification purposes. The Escrow Agent shall disburse to Toral from the Escrowed Amount annually an amount equal to the maximum combined federal and state tax rate multiplied by the income realized with respect to the Escrowed Amount as reflected on the Form 1099s or similar forms relating thereto and shall sell sufficient mutual fund shares or investments to effect such disbursement in cash.

            3.      Disbursement of Escrowed Amount.

                    (a) The Escrowed Amount, as it shall then be constituted, shall be disbursed and paid over in its entirety

                        (i) to Toral, or his estate, committee or legal representative, as the case may be, in the event Toral shall continuously have been employed by Admar through December 31, 2000; or

                        (ii) to Toral, or his estate, committee or legal representative, as the case may be in the event Toral's employment with Admar is terminated without cause prior to December 31, 2000 (a "Termination Without Cause"). "Termination Without Cause" shall mean termination for any reason other than as a result of (i) Toral's willful refusal to perform the duties of his employment; or (ii) Toral's gross negligence in the performance of the duties of his employment which results in material detriment to Admar; or
                    (iii) any breach by Toral of the provisions of Section 5 or
                    Section 6 of his Employment Agreement with Admar during his employment; or (iv) Toral's conviction of a felony involving personal dishonesty or moral turpitude. A Termination Without Cause also shall include a resignation by Toral of his employment with Admar which is caused by a substantial reduction in Toral's responsibilities, duties, or position; a change in his work location to outside of Orange County; or any downward change in his base compensation or non-compensation benefits, except for compensation and benefit changes which are consistent with downward changes for all PHC Vice Presidents (an "Involuntary Resignation"); or

                        (iii) to Toral, or his estate, committee or legal
                    representative, as the case may be, in the event that Toral dies or is terminated as a result of his disability. For purposes hereof, Toral shall be deemed disabled if he is unable to perform his employment duties for a period of 120 days in any twelve-month period; or

                        (iv) to Principal, in the event Toral resigns or voluntarily leaves the employ of Admar prior to December 31, 2000, (other than as a result of an Involuntary Resignation as set forth in subparagraph (ii) above); or

                        (v) to Principal, in the event Toral's employment with Admar is terminated for "cause" prior to December 31, 2000 (a "Termination for Cause"). "Termination For Cause" shall mean termination as a result of (i) Toral's willful refusal to perform the duties of his employment, or (ii) Toral's gross negligence in the performance of the duties of his employment which results in material detriment to Admar; or
                    (iii) any breach by Toral of the provisions of Section 5 or
                    Section 6 of his Employment Agreement with Admar during his employment; or (iv) Toral's conviction of a felony involving personal dishonesty or moral turpitude.

                    (b) To receive the Escrowed Amount, Toral (or his estate, committee or legal representative) or Principal, as the case may be, shall execute a certificate in the form of Exhibit A to the effect that such party is entitled to the Escrowed Amount and setting forth the basis therefor and shall deliver such certificate by overnight or express delivery to the Escrow Agent. The certificate shall contain the representation therein set forth by the party seeking the funds that a copy of the certificate was delivered to the other party. The Escrow Agent shall deliver the certificate to the other party by overnight or express delivery. At the close of business on the thirtieth business day following delivery of the certificate by the Escrow Agent to the other party, the Escrow Agent shall distribute the Escrowed Amount to the party executing the certificate unless the Escrow Agent shall have received a written objection from the other party within the 30 business-day period. In the event the Escrow Agent receives a written objection within such 30 business-day period, the Escrow Agent shall comply with the terms of Section 4 of this Escrow Agreement I.

                    (c) In distributing the Escrowed Amount, the Escrow Agent shall cause to be redeemed or shall sell all mutual fund shares and shall distribute the proceeds therefrom to the party entitled thereto.

            4.      Disputes Concerning Disbursement of Escrowed Amount.

         If a controversy arises between Toral and Principal as evidenced by the written objection to disbursement of the Escrowed Amount by either Toral or Principal, as the case may be, the Escrow Agent shall not be permitted or required to resolve such controversy or take any action, including but not limited to, disbursing the Escrowed Amount, but shall await resolution of the controversy by (i) a final non-appealable court order of a court of competent jurisdiction directing delivery of the Escrowed Amount to Toral or Principal, as the case may be, accompanied by a legal opinion by counsel for the presenting party satisfactory to the Escrow Agent to the effect that the statutory time to appeal the court order has elapsed and no notice of appeal has been filed with the court, or (ii) a written agreement executed by Toral and Principal directing delivery of the Escrowed Amount, in which event the Escrow Agent shall make such disbursements from the Escrowed Amount in accordance with such order or agreement.

            5.      Duties, etc. of Escrow Agent.

                    (a) The Escrow Agent shall not be under any duty to give the property held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement I. Uninvested funds held hereunder shall not earn or accrue interest.

                    (b) This Escrow Agreement I expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Escrow Agreement I against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Escrow Agreement I.

                    (c) The Escrow Agent shall not be liable, except for its own negligence or willful misconduct and, except with respect to claims based upon such negligence or willful misconduct that are successfully asserted against the Escrow Agent, the other parties hereto shall severally indemnify and hold harmless the Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Escrow Agreement I attributable to acts of the indemnifying party. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrowed Amount, or any loss of interest incident to any such delays.

                    (d) The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service hereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

                    (e) The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Escrow Agreement I and shall not be liable for any action taken or omitted in accordance with such advice.

                    (f) The Escrow Agent shall not have any interest in the Escrowed Amount hereunder but is serving as escrow holder only, having only possession thereof. Any payments of income from the escrow account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax identification number certification or non-resident alien certifications. This paragraph and paragraph (c) shall survive notwithstanding any termination of this Escrow Agreement I or the resignation of the Escrow agent.

                    (g) The Escrow Agent makes no representation as to the validity, value, genuineness or the collectibility of any security or other document or instrument held by or delivered to it.

                    (h) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

                    (i) The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Account to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. The resignation of the Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent's sole responsibility after that time shall be to safekeep the Escrowed Amount until receipt of a designation of successor Escrow Agent or a joint written disposition, instruction by the other parties hereto or a final order of a court of competent jurisdiction.

                    (j) No printed or other matter in any language (including without limitation prospectuses, notices, reports and promotional material) which mentions the Escrow Agent's name or the rights, powers, or duties of the Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless the Escrow Agent shall first have given its specific written consent thereto.

            6. Termination. This Escrow Agreement shall continue in effect until the final resolution of any dispute with respect to the disbursement of the Escrowed Amount as provided in Section 4 hereof and shall terminate upon distribution of the Escrowed Amount by the Escrow Agent.

            7. Compensation of Escrow Agent. The Escrow Agent shall be entitled to compensation with respect to its activities hereunder in accordance with its published fee for such service as of the date of this Escrow Agreement and to be reimbursed for all reasonable expenses disbursements and advances incurred or made by the Escrow Agent in performing its duties under this Escrow Agreement (including reasonable fees, expenses and disbursements of its counsel). Such compensation, costs and expenses shall be payable by Toral and, in the event of non-payment, may be withdrawn from the Escrowed Amount by the Escrow Agent, in which event Toral shall repay the amount withdrawn to Principal.

            8. Notices. All notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given (a) in respect of Toral and Principal when and if delivered by hand or by certified first class mail, postage prepaid and (b) in respect of the Escrow Agent when received and receipted for by its Escrow Administration Unit:

            (a)     If to Toral

                        Richard T. Toral
                        10071 Sunrise Lane
                        Santa Ana, CA  92705

                    with a copy to:

                        Cooley Godward
                        One Maritime Plaza, 20th Floor
                        San Francisco, CA  94111
                        Attn:  Cydney Posner, Esq.

            (b)     If to Principal Health Care, Inc.

                        Principal Health Care, Inc.
                        1801 Rockville Pike, Suite 601
                        Rockville, MD 20852
                        Attn:  Kenneth J. Linde, President and CEO

                    with copy to:

                        Epstein Becker & Green, P.C.
                        1227 25th Street, N.W., Suite 700
                        Washington, D.C.  20037
                        Attn:  Thomas M. Farah, Esq.

            (c)     If to the Escrow Agent:

or at such other address as may be designated by written notice hereunder in the manner herein provide.

            9. Entire Agreement. This Escrow Agreement I constitutes the entire understanding among the parties with respect to the subject matter hereof and no document referred to herein constitutes a part of this Escrow Agreement I unless appended hereto. No waiver or modification of the terms hereof shall be valid unless in writing and signed by each of the parties hereto.

            10. Applicable Law and Consent to Jurisdiction. This Escrow Agreement I shall be governed by, and construed in accordance with, the laws of California without giving effect to principles of conflicts of laws. This
Section 10 shall not be construed to imply that the Escrow Agent is doing business in California. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any Orange County, California state or federal court and any action or proceeding shall be heard and determined in such a state or federal court. The parties hereto hereby consent to and grant to any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of process or other papers in connection with any such action or proceeding in the manner provided herein above, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

            11. Binding Effect. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

            12. No Rights of Set-Off. The Escrow Agent agrees that it will not assert any right of set-off or similar right it may have with respect to the Escrowed Amount other than as provided in Section 7 hereof.

            13. Counterpart. This Escrow Agreement I may be executed in one or more counterparts, each of which shall be deemed an original.

            IN WITNESS WHEREOF, each of the parties hereto has executed this Escrow Agreement I the day and year first above written.



                                          --------------------------------------
                                          Richard T. Toral




                                          Principal Health Care, Inc.



                                          By:
                                             -----------------------------------



                                          --------------------------------------
                                          as Escrow Agent




                                          By:
                                             -----------------------------------

                         Exhibit A to Escrow Agreement I

                            Disbursement Certificate

                                                  [Date]

__________________________________ as Escrow
Agent Attention:  Escrow Administration Unit

                 Re: Escrow Agreement dated October __, 1995 by and among, Richard T. Toral ("Toral"), Principal Health Care, Inc. ("Principal") and ______________ as escrow agent ("Escrow Agent")

Gentlemen:

                 Pursuant to and in accordance with the above-captioned Escrow Agreement I (the "Escrow Agreement"), request is hereby made that you, as Escrow Agent under the Escrow Agreement, on the thirtieth business day after delivery by you of this Certificate to [TORAL OR PRINCIPAL, AS THE CASE MAY BE] disburse to the undersigned the total amount held in escrow by you unless you shall have received a written objection to such payment within thirty business days following such delivery as provided in Section 3(b) of the Escrow Agreement.

                 The undersigned is entitled to disbursement of the total amount held in escrow as a result of the occurrence of _________________ as contemplated in Section 3(a) of the Escrow Agreement.

                 The undersigned represents that a copy of this Disbursement Certificate has been delivered to [TORAL OR PRINCIPAL, AS APPROPRIATE] and counsel to such party, by certified mail to the address for notices set forth in
Section 8 of the Escrow Agreement and that such copy was received by such party or parties as evidenced by the return receipts, photocopies of which are attached hereto.



                                         -------------------------------

                                                                  DRAFT 10/25/95

                               ESCROW AGREEMENT II



            ESCROW AGREEMENT II made this _____ day of December, 1995, by and among RICHARD H. TORAL ("Toral"), PRINCIPAL HEALTH CARE, INC. ("Principal") and ____________________, as Escrow Agent (the "Escrow Agent"). [THE ESCROW AGENT SHALL BE AN INSTITUTION SELECTED BY TORAL, SUBJECT TO PRINCIPAL'S APPROVAL, WHICH APPROVAL SHALL NOT BE UNREASONABLY WITHHELD.]

                                   WITNESSETH:

            WHEREAS, to induce Principal to consummate a cash-out merger with The Admar Group, Inc. (hereinafter, together with any successor entity thereto, "Admar"), Toral, the principal shareholder and Chief Executive Officer of Admar, has agreed to deposit from the merger proceeds receivable by Toral an aggregate of $1,084,675.00 in an escrow account with the Escrow Agent, subject to the terms and conditions herein set forth; and

            WHEREAS, the Escrow Agent has agreed to act as escrow agent with respect to the escrow account on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, the parties hereto hereby agree as follows:

            1.      Escrow Deposit.

                    Toral has given written irrevocable instructions to ______________ (the "Paying Agent") to pay to the Escrow Agent from the merger proceeds receivable by Toral, the sum of $1,084,675.00, (which amount, together with any income earned or accrued thereon and any accretions thereto, less any expenses and annual tax disbursements therefrom, constitutes the "Escrowed Amount" hereunder). The Escrowed Amount shall be held by the Escrow Agent in an escrow account (the "Escrow Account") and disbursed in accordance with the provisions hereof.

            2.      Investments and Taxes.

                    (a) The Escrow Agent shall, unless otherwise directed by Toral and Principal in writing, promptly invest and reinvest the Escrowed Amount in one or more mutual funds managed by The Principal Financial Group as Toral shall, from time to time, direct. The Escrow Agent shall not be liable or responsible for any losses incurred in connection with investments made by the Escrow Agent in accordance with this Section 2.

                    (b) Toral personally shall be responsible for and pay all income taxes due and payable with respect to any and all income realized on or with respect to the Escrowed Amount and all investment and other accounts established with respect to the Escrowed Amount shall be provided with Toral's social security number for tax identification purposes. The Escrow Agent shall disburse to Toral from the Escrowed Amount annually an amount equal to the maximum combined Federal and state tax rate multiplied by the income realized with respect to the Escrowed Amount as reflected on the Form 1099s or similar forms relating thereto and shall sell sufficient mutual fund shares or investments to effect such disbursement in cash.

            3.      Disbursement of Escrowed Amount.

                    (a) The Escrow Agent shall pay to Toral seventy-five percent (75%) of the Escrowed Amount on December 31, 2000. This amount shall be paid to Toral regardless of: (i) the length of Toral's employment with Admar; (ii) whether Toral is employed by Admar on December 31, 2000; and (iii) the reason for the termination of Toral's employment with Admar, if any.

                    (b) With regard to the remaining 25% of the Escrowed Amount (the "Equity At Risk"), the Company and Toral shall mutually agree upon and establish a revenue growth target as a percentage of the growth in net revenue over the immediately preceding year (the "Revenue Growth Target"), a membership growth target as a percentage of the growth in the number of members over the immediately preceding year (the "Membership Growth Target") and an earnings growth target as a percentage of the growth in the earnings before income taxes, depreciation, and amortization over the immediately preceding year (the "EBITDA Target") for the lines of the Company's business divided into three components, as follows: "Exclusive Health," "Other Operations" and businesses not part of the Company's operations as at the date of this Agreement ("New Business").

                    The Company's independent auditors shall calculate annually the percentage of each target achieved for each of the three lines of business and shall thereafter determine an overall annual percentage therefor, weighted as follows:

                          Revenue Growth Target
                            Exclusive Health    -   12%
                            Other Operations    -    9%
                            New Business        -    9%
                          Membership Growth Target
                            Exclusive Health    -   12%
                            Other Operations    -    9%

                            New Business        -    9%

                          EBITDA Target
                            Exclusive Health    -   16%
                            Other Operations    -   12%
                            New Business        -   12%
                                                   ----
                                      Total     -  100%

                         If no New Business is acquired by Admar during the term
of this Agreement, then the relative weights attributed to Exclusive Health and Other Operations shall be adjusted pro rata. Similarly, if any lines of business are sold off during the term of the Agreement, the relative weights attributable to the remaining lines of business shall be adjusted pro rata.

                    (b) Following the calculation of the overall annual percentage for the year ended December 31, 2000, the Company's independent auditors shall average the weighted annual percentages for the five years ended December 31, 2000 and shall determine the Equity At Risk to be disbursed to Toral and to Principal in accordance with the following:

                    (i) In the event the average of the weighted annual five-year percentages is 100% or greater, the Equity At Risk as then constituted, shall be disbursable and distributable in its entirety to Toral (or his estate, committee or legal representative, as the case may be) and no part thereof shall be disbursable and distributable to Principal.

                    (ii) In the event the average of the weighted annual five-year percentages is less than 100%, an amount equal to the Equity At Risk as then constituted multiplied by the number of percentage points by which the average of the weighted annual five-year percentages is less than 100% (reflected as a percentage of 100%), up to a maximum amount of 25% of the Equity At Risk as then constituted shall be disbursable and distributable to Principal.

                    (c) The independent auditors performing the calculation shall deliver a certificate setting forth the calculations and the Equity At Risk to be disbursed to Toral (or his estate, committee or legal representative, as the case may be) and to Principal, with copies thereof to Toral, Principal and their respective counsel. This certificate shall contain a representation by the independent auditors that a copy of the certificate was delivered to each party. At the close of business on the thirtieth business day following receipt of the certificate from the independent auditors, the Escrow Agent shall disburse the Equity At Risk in accordance with such certificate unless the Escrow Agent shall have received a written objection from either Toral or Principal within such 30 business-day period, in which event the Escrow Agent shall comply with the terms of Section 4 hereof.

                    (d) In distributing the Escrowed Amount, the Escrow Agent shall cause to be redeemed or shall sell all mutual fund shares and shall distribute the proceeds therefrom to the party entitled thereto.

            4.      Disputes Concerning Disbursement of Escrowed Amount.

      If a controversy arises between Toral and Principal as evidenced by the written objection to disbursement of the Escrowed Amount by either Toral or Principal, as the case may be, the Escrow Agent shall not be permitted or required to resolve such controversy or take any action, including but not limited to, disbursing the Escrowed Amount, but shall await resolution of the controversy by (i) a final non-appealable court order of a court of competent jurisdiction directing delivery of the Escrowed Amount to Toral or Principal, as the case may be, accompanied by a legal opinion by counsel for the presenting party satisfactory to the Escrow Agent to the effect that the statutory time to appeal the court order has elapsed and no notice of appeal has been filed with the court, or (ii) a written agreement executed by Toral and Principal directing delivery of the Escrowed Amount, in which event the Escrow Agent shall make such disbursements from the Escrowed Amount in accordance with such order or agreement.

            5.      Duties, etc. of Escrow Agent.

                    (a) The Escrow Agent shall not be under any duty to give the property held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement II. Uninvested funds held hereunder shall not earn or accrue interest.

                    (b) This Escrow Agreement II expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Escrow Agreement II against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Escrow Agreement II.

                    (c) The Escrow Agent shall not be liable, except for its own negligence or willful misconduct and, except with respect to claims based upon such negligence or willful misconduct that are successfully asserted against the Escrow Agent, the other parties hereto shall severally indemnify and hold harmless the Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Escrow Agreement II attributable to acts of the indemnifying party. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its negligence or willful misconduct) in the investment or reinvestment of the Escrowed Amount, or any loss of interest incident to any such delays.

                    (d) The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service hereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

                    (e) The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Escrow Agreement II and shall not be liable for any action taken or omitted in accordance with such advice.

                    (f) The Escrow Agent shall not have any interest in the Escrowed Amount hereunder but is serving as escrow holder only, having only possession thereof. Any payments of income from the escrow account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax identification number certification or non-resident alien certifications. This paragraph and paragraph (c) shall survive notwithstanding any termination of this Escrow Agreement II or the resignation of the Escrow agent.

                    (g) The Escrow Agent makes no representation as to the validity, value, genuineness or the collectibility of any security or other document or instrument held by or delivered to it.

                    (h) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

                    (i) The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Account to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. The resignation of the Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time the Escrow Agent has not received a designation of a successor Escrow

Agent, the Escrow Agent's sole responsibility after that time shall be to safekeep the Escrowed Amount until receipt of a designation of successor Escrow Agent or a joint written disposition, instruction by the other parties hereto or a final order of a court of competent jurisdiction.

                    (j) No printed or other matter in any language (including without limitation prospectuses, notices, reports nd promotional material) which mentions the Escrow Agent's name or the rights, powers, or duties of the Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless the Escrow Agent shall first have given its specific written consent thereto.

            6. Termination. This Escrow Agreement shall continue in effect until the final resolution of any dispute with respect to the disbursement of the Escrowed Amount as provided in Section 4 hereof and shall terminate upon distribution of the Escrowed Amount by the Escrow Agent.

            7. Compensation of Escrow Agent. The Escrow Agent shall be entitled to compensation with respect to its activities hereunder in accordance with its published fee for such service as of the date of this Escrow Agreement and to be reimbursed for all reasonable expenses disbursements and advances incurred or made by the Escrow Agent in performing its duties under this Escrow Agreement (including reasonable fees, expenses and disbursements of its counsel). Such compensation, costs and expenses shall be paid by Toral and, in the event of nonpayment, may be withdrawn from the Escrowed Amount by the Escrow Agent, in which event Toral shall repay the amount withdrawn to Principal.

            8. Notices. All notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given (a) in respect of Toral and Principal when and if delivered by hand or by certified first class mail, postage prepaid and (b) in respect of the Escrow Agent when received and receipted for by its Escrow Administration Unit:

            (a)     If to Toral

                          Richard T. Toral
                          10071 Sunrise Lane
                          Santa Ana, CA  92705

                    with a copy to:

                          Cooley Godward
                          One Maritime Plaza, 20th Floor
                          San Francisco, CA  94111
                          Attn:  Cydney Posner, Esq.

            (b)     If to Principal Health Care, Inc.

                          Principal Health Care, Inc.
                          1801 Rockville Pike, Suite 601
                          Rockville, MD 20852
                          Attn:  Kenneth J. Linde, President and CEO

                    with copy to:

                          Epstein Becker & Green, P.C.
                          1227 25th Street, N.W., Suite 700
                          Washington, D.C.  20037
                          Attn:  Thomas M. Farah, Esq.

            (c)     If to the Escrow Agent:

or at such other address as may be designated by written notice hereunder in the manner herein provide.

            9. Entire Agreement. This Escrow Agreement II constitutes the entire understanding among the parties with respect to the subject matter hereof and no document referred to herein constitutes a part of this Escrow Agreement II unless appended hereto. No waiver or modification of the terms hereof shall be valid unless in writing and signed by each of the parties hereto.

            10. Applicable Law and Consent to Jurisdiction. This Escrow Agreement II shall be governed by, and construed in accordance with, the laws of California without giving effect to principles of conflicts of laws. This
Section 10 shall not be construed to imply that the Escrow Agent is doing business in California. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any Orange County, California state or federal court and any action or proceeding shall be heard and determined in such a state or federal court. The parties hereto hereby consent to and grant to any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of process or other papers in connection with any such action or proceeding in the manner provided herein above, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

            11. Binding Effect. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

            12. No Rights of Set-Off. The Escrow Agent agrees that it will not assert any right of set-off or similar right it may have with respect to the Escrowed Amount other than as provided in Section 7 hereof.

            13. Counterpart. This Escrow Agreement II may be executed in one or more counterparts, each of which shall be deemed an original.

            IN WITNESS WHEREOF, each of the parties hereto has executed this Escrow Agreement II the day and year first above written.



                                       -----------------------------------------
                                       Richard T. Toral




                                       Principal Health Care, Inc.



                                       By:
                                          --------------------------------------



                                       -----------------------------------------
                                       as Escrow Agent




                                       By:
                                          --------------------------------------

                              EMPLOYMENT AGREEMENT


              AGREEMENT made this ___ day of November 1995, by and between THE ADMAR GROUP, INC., a Florida corporation with offices at 1551 North Tustin Avenue, Santa Ana, California 92701 (the "Company"), and RICHARD H. TORAL ("Toral"), residing at 10071 Sunrise Lane, Santa Ana, California.

                                   WITNESSETH:


              WHEREAS, the Company is desirous of employing Toral as its President and Chief Executive Officer and Toral is desirous of being so employed by the Company;

              NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the Company and Toral hereby agree, as follows:

      1.      Employment.

              (a) The Company hereby employs Toral as its President and Chief Executive Officer to perform such duties and responsibilities as the Company's Board of Directors may from time to time direct, provided such duties and responsibilities are commensurate with Toral's position as President and Chief Executive Officer.

              (b) Toral hereby accepts said employment and agrees to devote all of his time, energy and skill during regular business hours to the affairs of the Company and to perform and discharge his duties and responsibilities faithfully, diligently and to the best of his ability; provided, however, that Toral, with the Company's written consent, may serve as a director of up to two corporations whose activities are not competitive with those of the Company or its affiliates, or which do not have a business relationship with the Company or its affiliates.

      2.      Compensation.

              (a) As compensation for all services to be rendered by Toral hereunder, the Company shall pay to Toral:

                  (i) a base salary of $210,000.00 per annum, payable in arrears in equal bi-weekly installments, or in such other installments as may be agreed upon between the parties;

                  (ii) an annual success sharing bonus as the Board of Directors shall determine which is commensurate with such bonus for vice presidents of Principal Health Care, Inc. ("PHC"). For the calendar year 1996, Toral shall be given a success sharing bonus of at least 25% of his base salary.

                  (iii) provided Toral shall be employed by the Company on December 31, 2000, a special bonus, not to exceed $271,170.00, based on the Company's performance for the five years ended December 31, 2000, calculated as follows:

                              The Company and Toral shall mutually agree upon and establish a revenue growth target as a percentage of the growth in net revenue over the immediately preceding year (the "Revenue Growth Target"), a membership growth target as a percentage of the growth in the number of members over the immediately preceding year (the "Membership Growth Target") and an earnings growth target as a percentage of the growth in the earnings before income taxes, depreciation, and amortization over the immediately preceding year (the "EBITDA Target") for the lines of the Company's business divided into three components, as follows: "Exclusive Health", "Other Operations" and businesses not part of the Company's operations as at the date of this Agreement ("New Business").

                              The Company's independent auditors shall calculate annually the percentage of each target achieved for each of the three lines of business and shall thereafter determine an overall annual percentage therefor, weighted as follows:

                                    Revenue Growth Target
                                      Exclusive Health    -   12%
                                      Other Operations    -    9%
                                      New Business        -    9%

                                    Membership Growth Target
                                      Exclusive Health    -   12%
                                      Other Operations    -    9%
                                      New Business        -    9%

                                    EBITDA Target
                                      Exclusive Health    -   16%
                                      Other Operations    -   12%
                                      New Business        -   12%
                                                             ---
                                               Total      -  100%

                              If no New Business is acquired by Admar during the term of this Agreement, then the relative weights attributed to Exclusive Health and Other Operations shall be adjusted pro rata. Similarly, if any lines of business are sold off during the term of the Agreement, the relative weights attributable to the remaining lines of business shall be adjusted pro rata.

                              The Company's independent auditors shall average the weighted annual percentage as determined above for the five years ended December 31, 2000 and shall calculate the amount, if any, of the special bonus by multiplying the excess over 100% of the five-year average so obtained by $1,084,675.00 up to a maximum of $271,170.00.

                              The special bonus, if any, as so determined, shall be paid to Toral provided he shall be employed by the Company on December 31, 2000.

                  (iv) The ownership of USAA Life Insurance Policy No. 10458348U2, insuring the life of Richard Toral with his spouse as the beneficiary thereof, with a cash surrender value of approximately $35,000 shall be transferred from the Company to Toral without consideration on the effective date of this Agreement.

              (b) Toral shall also be entitled to

                  (i) participate, to the extent that he qualifies, in any employee benefit program adopted by the Company;

                  (ii) four weeks of vacation each calendar year as business conditions permit; provided, however, that once unused vacation time totalling four weeks has been accumulated, no additional vacation time shall accumulate thereafter (nor shall the Company be obligated to make any additional payment to Toral therefor) until the total accumulated unused vacation time shall be reduced to less than four weeks, in which event the unused vacation time will begin again to accrue up to a maximum of four weeks of unused vacation time. It is the intention of the parties that Toral shall not be entitled to accumulate in excess of four weeks of unused vacation time or be entitled to compensation for the excess or any portion thereof not so accumulated; and

                  (iii) reimbursement for all reasonable and documented business expenses incurred in connection with performing his duties hereunder.

      3.      Term.

              (a) The term of employment hereunder shall commence on the date hereof and shall continue until December 31, 2000, unless sooner terminated (i) by either party, without cause, upon 30 days written notice of termination to the other (a "Termination Without Cause"); (ii) by the Company at any time for "cause" (as defined in subsection (b) below) by giving Toral written notice of termination for such reason (a "Termination For Cause"); or (iii) as a result of the disability (as defined in subsection (c) below) or death of Toral.

              (b) For purposes hereof, Termination For Cause shall mean termination as a result of (i) Toral's wilful refusal to perform the duties of his employment; or (ii) Toral's gross negligence in the performance of the duties of his employment which results in material detriment to the Company; or
(iii) any breach by Toral of the provisions of Section 5 or Section 6 hereof, or
(iv) Toral's conviction of a felony involving personal dishonesty or moral turpitude.

              (c) A Termination Without Cause shall include a termination by the Company for any reason other than a Termination for Cause. It also shall include a resignation by Toral of his employment which is caused by a substantial reduction in Toral's responsibilities, duties, or position; a change in his work location to outside of Orange County; or any downward change in his base compensation or non-compensation benefits, except for compensation and benefit changes which are consistent with downward changes for all PHC vice presidents.

              (d) For purposes hereof, Toral shall be deemed disabled if he is unable to perform his duties for a period of 120 days in any twelve-month period.

      4.      Effect of Termination.

              Upon termination of this Agreement, all compensation to Toral under Section 2(a) hereof and all benefits to Toral under Section 2(b) hereof shall cease as at the date of termination; provided, however, that Toral shall be entitled to participate in any severance program adopted by PHC.

      5.      Non-Compete.

              Toral shall not, within the continental United States, directly or indirectly, during the term of his employment hereunder and until expiration of two years after he ceases to be so employed by the Company, without the prior written consent of the Company, own, manage, operate, join, control or become employed by, or render any services of an advisory nature or otherwise, or participate in the ownership, management, operation or control of,or otherwise be involved in any manner with, any business competitive with the business of the Company; provided, however,that nothing herein shall prohibit Toral from owning stock or other securities of a competitor corporation whose securities are publicly traded so long as his aggregate holdings in any one such corporation shall not exceed 1% of either the voting or capital stock of such corporation. The Company may apply for an injunction restraining the breach or threatened breach of any of the covenants hereof.

      6.      Non-Disclosure and Non-Enticement of Employees.

              Toral expressly covenants and agrees that (i) he will not, unless required by law as advised by his counsel, at any time during or following his employment by the Company, knowingly reveal, divulge or make known to any person, firm or corporation any secrets or confidential information whatsoever in connection with the Company or its business or anything connected therewith, or (ii) at any time during his employment with the Company and for the two-year period following such employment, solicit from the Company's employment any employee of the Company. The Company may apply for an injunction restraining the breach or the threatened breach of any of the covenants hereof.

      7.      Life Insurance.

              The Company may, at its discretion, apply for and procure in its own name and for its own benefit insurance in any amount or amounts considered advisable on the life of Toral, and Toral agrees that he shall have no right, title or interest therein and further agrees to submit to any medical or other examination and to execute and deliver any application or other instruments in writing reasonably necessary to effectuate such insurance.

      8.      Entire Agreement.

              This Agreement contains the entire understanding between the parties and may not be modified, altered or terminated except by an instrument in writing signed by the parties.

      9.      Binding Agreement.

              This Agreement shall be binding upon the parties hereto and their successors.

      10.     Construction.

              The Agreement shall be construed in accordance with the laws of the State of California.


              IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

                                           THE ADMAR GROUP, INC.


                                           By:
                                              -------------------



                                           ----------------------
                                              Richard H. Toral